SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
BTRS HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BTRS Holdings Inc.
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 2, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of BTRS Holdings Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, June 2, 2022 at 8:30 a.m. Eastern Daylight Time at BTRS Holdings Inc., 1009 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648. The Annual Meeting will be held for the following purposes:
1.
To elect each of the Board of Director’s two nominees, Flint A. Lane and Lawrence Irving, as a Class I director, to hold office until the 2025 annual meeting of stockholders or until their successors are elected and qualified or until their earlier death, resignation or removal;

2.	To ratify the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022;
3.	To conduct a non-binding advisory vote to approve the Company’s executive compensation;
4.	To conduct a non-binding advisory vote on the frequency of future advisory votes to approve the Company’s executive compensation; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.
The record date for the Annual Meeting is April 4, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
Please note that the Company is furnishing proxy materials and access to the Proxy Statement to its stockholders via our website instead of mailing printed copies to each of its shareholders. By doing so, the Company saves costs and reduces its impact on the environment. On or about April 22, 2022, the Company expects to mail to its stockholders the Notice of Internet Availability containing instructions on how to access the Proxy Statement and its Annual Report on Form 10-K for the year ended December 31, 2021 (“Annual Report on Form 10-K”). The Notice of Internet Availability also provides instructions on how to vote by mail or by telephone or over the internet and includes instructions on how to receive a paper copy of the proxy materials by mail.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 2, 2022 at 8:30 a.m. Eastern Daylight Time at BTRS Holdings Inc., 1009 Lenox Drive, Suite 101, Lawrenceville, NJ 08648.
The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.
On behalf of the Board of Directors, thank you for your continued interest and support.
By Order of the Board of Directors
/s/ Aimie Killeen
Aimie Killeen
Chief Legal Officer and Secretary
Lawrenceville, New Jersey
April 22, 2022

Your vote is important. You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy, or vote by telephone or over the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) will be provided to you if you email a request for a proxy card. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder. If you have any questions or need additional information, please contact Georgeson LLC, the Company’s proxy solicitor, at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, or by telephone at 866-821-2570.

BTRS Holdings Inc.
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 2, 2022 at 8:30 a.m. Eastern Daylight Time at BTRS Holdings Inc., 1009 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648
The Proxy Materials for our 2022 annual meeting of stockholders (the “Annual Meeting”) include the Notice of Internet Availability of Proxy Materials (the “Notice”), Notice of Annual Meeting, this Proxy Statement, and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report on Form 10-K”) (collectively, the “Proxy Materials”) are first being furnished by and on behalf of the board of directors (the “Board” or the “Board of Directors”) of BTRS Holdings Inc. (the “Company” or “Billtrust”) on or about April 22, 2022.
As used herein, the terms “Company,” “Billtrust,” “we,” “us,” or “our” refer to BTRS Holdings Inc. and its subsidiaries. The Company was a special purpose acquisition company called South Mountain Merger Corp. (“South Mountain”) prior to the closing of a business combination in January 2021 (the “Business Combination”). The Business Combination represents the transactions contemplated by a business combination agreement (“BCA”) whereby Factor Systems, Inc. (dba Billtrust) (“Legacy Billtrust”) merged with and into subsidiaries of the Company. For further information on the Business Combination, please refer to our Annual Report on Form 10-K.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these Proxy Materials?
We are making the Proxy Materials available because our Board is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares of our Class 1 Common Stock, $0.0001 par value per share (“Common Stock”). Instead, you may follow the instructions below to submit your proxy by telephone or over the internet or request a proxy card from us and complete, sign and return the proxy card in the envelope provided.
We intend to commence mailing to all stockholders of record entitled to vote at the Annual Meeting the Notice of Internet Availability of Proxy Materials on or about April 22, 2022. Additionally, we intend to post our Proxy Materials on the internet at www.proxyvote.com on or about April 22, 2022. We will mail printed copies of the Proxy Materials to stockholders who request them.
Our principal executive office is located at 1009 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648 and our telephone number is (609) 235-1010.
Why did I receive a notice regarding the availability of proxy materials on the internet?
We are acting under a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish proxy materials over the internet rather than in paper form. This rule allows a company to send its stockholders a notice regarding internet availability of proxy materials. Instructions on how to access proxy materials over the internet or how to request a paper copy of proxy materials may be found in the Notice. If you would prefer to receive our Proxy Materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Thursday, June 2, 2022 at 8:30 a.m. Eastern Daylight Time at BTRS Holdings Inc., 1009 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648. Directions to the Annual Meeting may be found at www.proxyvote.com. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 4, 2022 will be entitled to vote at the Annual Meeting. On such record date, there were 159,954,910 shares of Common Stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 4, 2022 your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy, by telephone or over the internet as instructed on your proxy card or the Notice or to request a proxy card from us and complete, date, sign and return the proxy card in the envelope provided to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 4, 2022 your shares were held in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name” and our Proxy Materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. Please refer to the voting instructions provided by your broker, bank or other agent. Many organizations enable beneficial owners to give voting instructions by telephone or over the internet as well as in writing. You are also welcomed to attend the Annual Meeting and vote in person. However, because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy (sometimes referred to as a “legal proxy”) from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with our Proxy Materials, or contact that organization to request a proxy form.

What am I voting on?
There are four matters scheduled for a vote:
•
Proposal No. 1: To elect each of our Board’s two nominees, Flint A. Lane and Lawrence Irving, as a Class I director, to hold office until the 2025 annual meeting of stockholders or until their successors are elected and qualified or until their earlier death, resignation or removal;

•	Proposal No. 2: To ratify the selection by the Audit Committee of our Board of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022;
•	Proposal No. 3: To conduct a non-binding advisory vote to approve the Company’s executive compensation; and
•	Proposal No. 4: To conduct a non-binding advisory vote on the frequency of future advisory votes to approve the Company’s executive compensation.
What if another matter is properly brought before the Annual Meeting?
Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” each of the nominees to our Board or you may “Withhold” your vote for any nominee you specify. With regard to your non-binding advisory vote on how frequently we should solicit stockholder advisory approval of our executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, or vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote at the meeting even if you have already voted by proxy.
•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•	To vote prior to the Annual Meeting you may vote via the internet at www.proxyvote.com, by telephone or by completing and returning the proxy card or voting instruction form, as described below.
•
To vote using the proxy card, request a proxy card from us, and complete, date and sign the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by telephone, please follow the instructions provided on your proxy card or Notice.
•	To vote through the internet, please follow the instructions provided on your proxy card or Notice.
Votes submitted by telephone, through the internet or by mail must be received by 11:59 p.m., Eastern Daylight Time, on June 1, 2021. Submitting your proxy (whether by telephone, over the internet or by mail if you request or receive a paper proxy card) will not affect your right to vote at the Annual Meeting should you decide to attend.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
See “Who can vote at the Annual Meeting? — Beneficial Owner: Shares Registered in the Name of a Broker or Bank” for voting instructions if you beneficially own shares held in street name.
We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Common Stock you own as of April 4, 2022.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card without marking voting selections, your shares will be voted as follows:
•	“FOR” with respect to the election of our Board’s two nominees for director;
•	“FOR” the ratification of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2022.
•	“FOR” the non-binding advisory approval of our executive compensation; and
•	For “One Year” as the frequency of future advisory stockholder votes to approve our executive compensation.
If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal No. 1, the election of directors, No. 3, the approval, on a non-binding advisory basis, of our executive compensation, and No. 4, approval, on a non-binding advisory basis, of the frequency of future stockholder advisory votes to approve our executive compensation, are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal No. 2, the ratification of an independent registered public accounting firm, is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker, bank or other agent by its deadline, your shares may be voted by your broker, bank or other agent in its discretion on Proposal No. 2.
If you a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. We have retained Georgeson LLC (“Georgeson”) to assist in the solicitation of proxies at a base fee of $12,500, plus additional amounts, which will vary depending upon the extent of services actually performed, plus reimbursement for reasonable out-of-pocket expenses. In addition to the Proxy Materials, our directors and employees may also solicit proxies online, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks or other agents for the cost of forwarding our Proxy Materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notice to ensure that your shares are voted.

Can I change my vote after submitting my proxy?
Stockholders of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to BTRS Holdings Inc. at IR@billtrust.com.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
Stockholders who wish to present proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for inclusion in our proxy materials to be distributed by us in connection with our 2023 annual meeting of stockholders must submit their proposals to us on or before December 23, 2022.
Apart from Exchange Act Rule 14a-8, the Nominating and Corporate Governance Committee of our Board will consider candidates for director recommended by our stockholders, so long as such recommendations comply with our second amended and restated certificate of incorporation (the “Charter”) and our amended and restated bylaws (the “Bylaws”) and applicable laws, rules and regulations. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth below, based on whether or not the candidate was recommended by a stockholder. Submissions must include, among other information, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our Common Stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. We must receive the notice of a stockholder’s intention to introduce a nomination or proposed item of business at our 2023 annual meeting of stockholders:
•	not later than 90 days nor earlier than 120 days prior to the first anniversary of the Annual Meeting; or
•
if the date of the 2023 annual meeting of stockholders is more than 30 days prior to or delayed by more than 30 days after the first anniversary of the Annual Meeting, notice by the stockholder to be timely must be so received not earlier than 120 days prior to the 2023 annual meeting of stockholders and not later than the later of 90 days prior to such annual meeting or, if later than 90 days prior to such annual meeting, 10 days following the day on which public announcement of the date of such annual meeting is first made by the Company.

Assuming that our 2023 annual meeting of stockholders is held within 30 days of the anniversary of the Annual Meeting, we must receive notice of a stockholder’s intention to introduce a nomination or other item of business at the 2023 annual meeting of stockholders no later than March 4, 2023 and no earlier than February 2, 2023.
Stockholders who wish to present a proposal pursuant to Exchange Act Rule 14a-8 or recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board or introduce an item of business at an annual meeting may do so in writing to BTRS Holdings Inc., Attn: Aimie Killeen, Chief Legal Officer and Secretary, 1009 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648.

How are votes counted ?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, (i) for Proposal No. 1 to elect directors, votes “For,” votes “Withheld” and broker non-votes, (ii) with respect to Proposal No. 2, the ratification of an independent registered public accounting firm, and Proposal No. 3, approval, on a non-binding advisory basis, of our executive compensation, votes “For” and “Against,” abstentions and, if applicable, broker non-votes and (iii) with respect to Proposal No. 4, approval, on a non-binding advisory basis, of the frequency of future stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other agent holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal Nos. 1, 3 and 4 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What are the voting requirements to elect directors and approve the other proposals described in the Proxy Statement?
The following table summarizes the minimum vote needed to elect directors and approve each of the matters scheduled for vote at the Annual Meeting and the effect of abstentions and broker non-votes.
Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of Directors	Nominees receiving the most “For” votes; withheld votes will have no effect.	Not applicable	No effect

2	Ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2022	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)

3	Non-binding advisory approval of our executive compensation	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	No effect

4	Non-binding advisory vote on the frequency of stockholder advisory votes to approve our executive compensation	The frequency receiving the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against each of the proposed voting frequencies	No effect
(1)
This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote at a meeting are present at the meeting in person or represented by proxy. On the record date, April 4, 2022, there were 159,954,910 shares of Common Stock outstanding and entitled to vote. Thus, the holders of 79,977,456 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K within four business days after the Annual Meeting. In the event we are unable to obtain the final voting results within four business days, we will file the preliminary voting results in a current report on Form 8-K within four business days following the Annual Meeting, and will file an amended current report on Form 8-K with the final voting results within four business days after the final voting results are known.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Background
Our Board is divided into three classes. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board, and each class has a three-year term. Unless our Board determines that vacancies (including vacancies created by increases in the number of directors) will be filled by the stockholders, and except as otherwise provided by law, vacancies on our Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the term of the class of directors in which the vacancy occurred, subject to the election and qualification of such director’s successor, or until such director’s earlier death, resignation or removal.
There are two directors in Class I whose term of office expires in 2022, Flint A. Lane and Lawrence Irving. If elected at the Annual Meeting, these director nominees would serve until the 2025 annual meeting of stockholders and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Messrs. Lane and Irving. Both of Messrs. Lane and Irving have agreed to serve if elected, and management has no reason to believe that either nominee will be unable to serve if elected. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us.
On April 22, 2022, our Board appointed John W. Murray as a Class III director to serve until the 2024 annual meeting of stockholders and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
Nominees for Election for a Three-year Term Expiring at the 2025 Annual Meeting of Stockholders
Flint A. Lane, age 55
Mr. Lane has served as our Chairman and Chief Executive Officer since January 2021 and prior to this, served as the Chairman and Chief Executive Officer of Legacy Billtrust since 2001. Mr. Lane serves on the non-profit Board of Directors of the Boys and Girls Club of Collier County and two private software companies, Traxero and Prepaid Technologies. Prior to founding Legacy Billtrust, Mr. Lane was the founder, president and chairman of Paytrust, Inc., a leading electronic bill presentation and payment company. Mr. Lane also previously held executive positions at Platinum Technology, Logic Works and BrownStone Solutions. Mr. Lane holds a B.S. in Computer Science from Rensselaer Polytechnic Institute. Mr. Lane is qualified to serve on our Board based on his substantial business, leadership and management experience as the Chief Executive Officer of Billtrust and previously as a founder of, and executive and director at, other financial services companies.
Lawrence Irving, age 65
Mr. Irving has served as a director of our Board since January 2021 and prior to this served as a director of Legacy Billtrust since March 2015 and as Chairman of Legacy Billtrust’s audit committee since April 2015. Mr. Irving has also served as a member of the board of directors of IntelePeer, a leading provider of on-demand cloud based communications, since January 2011, and has subsequently served as the Chairman of the board of directors and Chairman of the audit committee. From July 2001 to April 2014, and again from April 2017 to August 2018, Mr. Irving served as Chief Financial Officer and Treasurer of Synchronoss Technologies, Inc. (Nasdaq: SNCR). Prior to joining Synchronoss, Mr. Irving served as Chief Financial Officer at CommTech Corporation and Holmes Protection (formerly Nasdaq: HLMS) from 1998 to 2001 and 1996 to 1998, respectively. Mr. Irving is a certified public accountant and holds a B.A. in Business Administration from Pace University. Mr. Irving is qualified to serve on our Board based on his significant leadership and board experience in the telecommunications industry, as well as his financial expertise.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE
Class II Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders
Charles B. Bernicker, age 57
Mr. Bernicker has served as a director of our Board since January 2021. Mr. Bernicker served as the Chief Executive Officer of South Mountain and as a member of the South Mountain board of directors from February 2019 until the closing of the Business Combination. Mr. Bernicker is also the Chief Executive Officer and a director of North Mountain Merger Corp. Mr. Bernicker most recently served as a consultant to Repay Holdings Corp (Nasdaq: RPAY) management team on their merger with Thunder Bridge Acquisition Ltd. in July 2019 and the International Money Express Inc. (Nasdaq: IMXI) management team in connection with their merger with FinTech Acquisition Corp. II in July 2018. From 2012 until it was acquired by First Data Corp. (NYSE: FDC) in July 2017, Mr. Bernicker was the Chief Financial Officer of CardConnect, which merged with FinTech Acquisition Corp., a former special purposes acquisition company, in July 2016. From 2010 until 2012, Mr. Bernicker was an Executive Director of Heartland Payment Systems, a merchant acquirer and payment processor. From 2008 until 2010, Mr. Bernicker was a Senior Vice President of Fraud Strategy for Bank of America and, prior to that, Mr. Bernicker held several leadership positions with Commerce Bancorp, prior to its acquisition by TD Bank NA in March 2008. Prior to joining Commerce Bancorp, from 2000 until 2004, Mr. Bernicker was the Chief Financial Officer of C/Base Inc., dba eCount, a stored-value card issuer. Mr. Bernicker was also a member of the Card Operations Risk Executive Council for Visa/USA. Prior to that, Mr. Bernicker was a member of the audit group in the Philadelphia office of Ernst & Young, LLP. Mr. Bernicker holds a bachelor’s degree in accounting from the University of Delaware. Mr. Bernicker is qualified to serve on the Board based on his significant experience leading and growing companies as an executive in financial services, financial technology and retail banking.
Matt Harris, age 49
Mr. Harris has served as a director of our Board since January 2021 and prior to this served as a director of Legacy Billtrust since November 2012. Mr. Harris has also been a Partner at Bain Capital Ventures since September 2012. Prior to joining Bain Capital Ventures, Mr. Harris founded Village Ventures, Inc., an early stage venture capital firm focused on the media and financial services sectors, and served as Managing Director from January 2000 to September 2012. Mr. Harris has served as a member of the board of directors of Flywire Corporation, a global payments enablement and software company, since January 2015 and of AvidXchange Holdings, Inc., a provider of accounts payable automation software and payment solutions for middle market businesses and their suppliers, since July 2015. Mr. Harris holds a B.A. in Political Economy from Williams College. Mr. Harris is qualified to serve on our Board based on his extensive experience investing in and guiding companies in the financial services industry.
Clare Hart, age 61
Ms. Hart has served as a director of our Board since January 2021 and prior to this served as a director of Legacy Billtrust since October 2018. Ms. Hart has served as Chief Executive Officer of Williams Lea since April 2019 and as a member of the board of directors of Cast & Crew, a payroll and human resources solutions company for the entertainment industry, since March 2019. Previously, Ms. Hart served as Chief Executive Officer, President and as a member of the board of directors of Sterling Talent Solutions, a leading provider of background and identity services, from May 2013 to May 2018. From 2012 to 2016, Ms. Hart served as a member of the board of directors of Regulatory Data Corporation, including as Lead Director and Chair of the Compensation Committee, and from 2010 to 2012, Ms. Hart served as Chief Executive Officer, President, and as a member of the board of directors of Infogroup, Inc., a data analytics and marketing services provider. Ms. Hart holds a B.S. in Finance & Computer Systems Management from Drexel University and an MBA from Rider University. Ms. Hart is qualified to serve on our Board based on her significant experience leading global expansion and growth strategies in software and information services companies and her expertise in compensation, strategy and governance.
Class III Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders
Robert Farrell, age 58
Mr. Farrell has served as a director of our Board since January 2021 and prior to this served as a director of Legacy Billtrust since July 2015. From March 2016 to July 2021, Mr. Farrell served as Chairman of the board of directors of GlobalTranz Enterprises, LLC (“GlobalTranz”), including as Executive Chairman from January 2019 to

September 2020, and as Chief Executive Officer from September 2020 to July 2021 and from March 2016 to January 2019. Mr. Farrell has served as a member of the board of directors of Recycle Track Systems, Inc. since October 2018, GAN Integrity Inc. since July 2019, TransImpact since March 2020, and Worldwide Express, LLC (“Worldwide Express”) since July 2021. Mr. Farrell has also served as Senior Advisor at PSG Equity, a private equity firm specializing in growth-oriented investments in media, communications, software and services, since January 2016. Mr. Farrell previously served as Chief Executive Officer of Kewill Inc. from October 2012 to December 2015. Prior to joining Kewill Inc., Mr. Farrell served as the President and Chief Executive Officer of EDGAR Online, Inc. from March 2011 until it was acquired by RR Donnelley & Sons (Nasdaq: RRD) in August 2012. Prior to joining EDGAR Online, Mr. Farrell served as Chairman of the board and CEO of Metastorm, Inc., a leading provider of business process management enterprise software and solutions, from August 2002 until it was acquired by Open Text (Nasdaq: OTEX) in February 2011. Mr. Farrell is qualified to serve on our Board based on his significant board experience and his extensive leadership, financial, sales, operations management and corporate governance experience in high-growth software and technology driven companies.
John W. Murray, age 60
Mr. Murray has served as a director of our Board since April 2022. Since May 2012, Mr. Murray has served as consultant to The Riverside Company, a private equity firm, guiding portfolio companies to transformational outcomes by adopting new technologies and processes, restructuring operations and executing strategic acquisition and/or disposal of business units. Since April 2022, Mr. Murray has served as a member of the board of directors of EventsAir, a leader in innovative event technology solutions based in Brisbane, Australia. Mr. Murray served as chair of the board of directors of CreditIQ, a high-growth fintech software business delivering an end-to-end solution for online and in-store car sales, from January 2020 until it was acquired by Cars.com (NYSE: CARS) in November 2021. From December 2017 to December 2019, Mr. Murray served as the Chief Executive Officer of Paypro Corporation, a privately-owned payroll and benefits company. From January 2018 to July 2019, Mr. Murray served as a member of the board of directors of Paradigm Tax Group, a national consulting tax firm (“Paradigm”), and prior to that served as an advisor to the board of directors from 2014 to 2017, also performing various operational roles at Paradigm through this time. Mr. Murray also served as senior advisor to n2y LLC, an e-learning provider, from July 2016 to April 2017. In addition, Mr. Murray served as a member of the board of directors of DentalPlans.com, a leading dental and health savings online marketplace, from December 2012 to June 2017. Mr. Murray began his career in the investment banking group at First Boston Corporation (later acquired by Credit Suisse) and Stone & Youngberg LLC (later acquired by Stifel Nicolaus & Company Inc.), and has served on many non-profit boards and local and state-wide commissions by political appointment. Mr. Murray holds a B.S. in Finance from the Marshall School of Business at the University of Southern California and an MBA from the Haas School of Business at UC Berkeley. Mr. Murray is qualified to serve on our Board based on his successful track record of leading a variety of different organizations and extensive experience in executive management and leadership, corporate finance, strategic integration and the technology industry.
Juli Spottiswood, age 55
Ms. Spottiswood has served as a director of our Board since January 2021 and prior to this served as a director of Legacy Billtrust since December 2020. From May 2011 to June 2021, Ms. Spottiswood served as a member of the board of directors and as Chairwoman of the audit committee of Cardtronics PLC (Nasdaq: CATM), a leading provider of fully integrated ATM and financial kiosk products and services. From October 2017 to December 2020, Ms. Spottiswood served as Chief Executive Officer and Chairwoman of the board of directors of Syncapay, Inc., a holding company that she formed in 2017 in conjunction with an acquisition of daVinci Payments. In December 2020, daVinci Payments merged with North Lane Technologies, forming Onbe, Inc., a corporate funded payments company where she currently serves as Chairman of the board of directors. From October 2014 to July 2015, Ms. Spottiswood served as General Manager of Blackhawk Engagement Solutions, a division of Blackhawk Network Holdings Inc. (“Blackhawk”), a leading prepaid and payments network. Previously, Ms. Spottiswood was the President and Chief Executive Officer of Parago, Inc., a tech-enabled marketing services and payments company that she co-founded in 1999 and sold to Blackhawk in 2014. Ms. Spottiswood was also a founding member of the Network Branded Prepaid Card Association and remained on the board of directors until 2013. Ms. Spottiswood holds a Bachelors of Business Administration in Accounting from the University of Texas. Ms. Spottiswood is qualified to serve on our Board based on her significant leadership and board experience in the electronic payments and financial technology industries, as well as her financial expertise.

Board Diversity
The following Board Diversity Matrix provides the self-identified personal characteristics for our Board:
Board Diversity Matrix (As of April 22, 2022)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with the Company’s counsel to ensure that our Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board determined that Messrs. Bernicker, Farrell, Harris, Irving, and Murray and Messes. Hart and Spottiswood, representing seven of the eight directors, qualify as independent directors, as defined under the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our Common Stock by each non-employee director and the transactions involving them described in “Certain Relationships and Related Person Transactions.” Our Board determined that Mr. Lane is not considered independent given his position as our Chief Executive Officer.
FAMILY RELATIONSHIPS
There are no family relationships among the directors and executive officers.
BOARD LEADERSHIP STRUCTURE
Pursuant to our Corporate Governance Guidelines, our Board does not require the separation of the offices of the Chairman and the Chief Executive Officer. Currently, our Board believes that it is in the best interests of us and our stockholders for our Chief Executive Officer, Mr. Lane, to serve as both Chief Executive Officer and Chairman given his extensive knowledge of the Company and industry and his strategic vision, which we believe provides us with optimally effective leadership. Our Board believes that retaining flexibility in these decisions is in the best interests of us and our stockholders. In the event that we do not have an independent chairperson of the Board, the independent directors may designate a lead independent director. Our Board periodically reviews our leadership structure and may make such changes in the future as it deems appropriate and in the best interests of us and our stockholders.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the key functions of our Board is informed oversight of our risk management process. Our Board has a standing Risk Management Committee and administers this oversight function directly through the Risk Management Committee, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board and Risk Management Committee are responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
MEETINGS OF THE BOARD OF DIRECTORS
Our Board met seven times in the fiscal year ended December 31, 2021. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of fiscal year ended December 31, 2021 for which they served as director or committee member. In addition, we encourage all of our directors and nominees for director to attend our annual meeting of stockholders, but attendance is not mandatory.

Generally, each regular meeting of our Board includes the opportunity for an executive session of our independent directors without management present. The Board of Directors may invite attendance by one or more members of management to participate in part or all of any such executive session at their discretion. Executive sessions and separate meetings of the independent directors are also held from time to time, as needed, but no less than two times per year.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Management Committee. The following table provides our current Board committee membership and meeting information for fiscal year ended December 31, 2021 for each of our Board committees:
Name	Audit	Compensation	Nominating and Corporate Governance	Risk Management
Flint A. Lane
Charles B. Bernicker	X	X	Chair
Robert Farrell		Chair	X
Matt Harris			X
Clare Hart		X		Chair
Lawrence Irving	Chair			X
John W. Murray		X	X
Juli Spottiswood	X			X
Total meetings in fiscal year 2021	8	4	4	4
Below is a description of each committee of our Board. Copies of the charters for each committee are available on the Corporate Governance section of the Company’s website at https://investors.billtrust.com/corporate-governance/governance-overview.
Audit Committee
Our Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that each of the members of the Audit Committee satisfies the independence requirements of the Nasdaq listing standards and Rule 10A-3 under the Exchange Act. Our Board has also determined that Mr. Irving qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules. The Board made a qualitative assessment of Mr. Irving’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies. In addition, our Board has determined that each member of the Audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
The functions of the Audit Committee include, among other things:
•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•	helping ensure the independence and performance of our independent auditors;
•	helping to maintain and foster an open avenue of communication between management and our independent auditors;
•	discussing the scope and results of the audit with our independent auditors, and reviewing, with management, our interim and year-end operating results;
•	developing procedures for employees to submit concerns anonymously about questionable account or audit matters;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related party transactions;

•
obtaining and reviewing a report by our independent auditors at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by our independent auditors.
Compensation Committee
Our Board reviews the Nasdaq listing standards definition of independence for Compensation Committee members on an annual basis and has determined that each of the members of the Compensation Committee satisfies the independence requirements of the Nasdaq listing standards and Rule 10C-1 under the Exchange Act, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code (the “Code”). In arriving at this determination, our Board examined each Compensation Committee member’s scope of experience and the nature of their prior and/or current employment.
The functions of the Compensation Committee include, among other things:
•	approving the retention of compensation consultants and outside service providers and advisors;
•
reviewing and approving, or recommending that the Board approve, the compensation, individual and corporate performance goals and objectives and other terms of employments of our executive officers, including evaluating the performance of our chief executive officer, and, with his assistance, that of our other executive officers;

•	reviewing and recommending to the Board the compensation of our directors;
•	administering our equity and non-equity incentive plans;
•	reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•	reviewing and evaluating succession plans for the executive officers;
•	reviewing and approving, or recommending that the Board approve, incentive compensation and equity plans;
•	helping the Board oversee our human capital management policies, plans and strategies; and
•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis (“CD&A”) and considers whether to recommend that it be included in proxy statements and other filings.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Talent Officer and at times with Pearl Meyer & Partners, LLC (“Pearl Meyer”), the Company’s independent compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the fiscal year ended December 31, 2021, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Pearl Meyer as compensation consultants. The Compensation Committee requested that Pearl Meyer:
•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Pearl Meyer was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels and design for that group. At the request of the Compensation Committee, Pearl Meyer also engaged in discussions with members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Pearl Meyer ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Pearl Meyer, the Compensation Committee considered Pearl Meyer’s input as part of its decision-making process.
Nominating and Corporate Governance Committee
Our Board has determined that each of the members of the Nominating and Corporate Governance Committee satisfies the independence requirements of the Nasdaq listing standards.
The functions of the Nominating and Corporate Governance Committee include, among other things:
•	identifying, evaluating, and selecting, or recommending that the Board approve, nominees for election to the Board and its committees;
•	approving the retention of director search firms;
•	evaluating the performance of the Board and of individual directors;
•	considering and making recommendations to the Board regarding the composition of the Board and its committees;
•	evaluating the adequacy of our corporate governance practices and reporting; and
•	overseeing an annual evaluation of the Board’s performance.
Risk Management Committee
Our Board has determined that each of the members of the Risk Management Committee satisfies the independence requirements of the Nasdaq listing standards.
The functions of the Risk Management Committee include, among other things:
•	encouraging integration of risk management into the organization’s goals and in general work to create a corporate culture to manage risks appropriately;
•	communicating with management and the Board regarding the Company’s risk exposures and risk tolerance;
•	monitoring the Company risk profile and the potential exposure to risks;
•	reviewing risk management policy, plans, infrastructure, objectives, strategies and process;
•	reviewing with management the Company’s performance against its risk management plans;
•	reviewing enterprise and emerging risks and escalating risks for improvements and crisis preparedness and recovery plans;

•	reviewing management’s corrective actions for deficiencies that arise with respect to the effectiveness of the Company’s enterprise-wide risk assessment processes;
•	monitoring governance rating agencies and their assessments of the Company’s risk-related policies, and make recommendations to the Board; and
•	reviewing the effectiveness of the Company’s information security policies and practices and internal controls over financial reporting with the audit committee.
CONSIDERATIONS IN EVALUATING DIRECTOR NOMINEES
Our Board will determine the appropriate characteristics, skills, and experience for our Board as a whole and for its individual members. Our Board considers recommendations for nominees from the Nominating and Corporate Governance Committee. Our Board will consider the minimum general criteria below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for serving on our Board. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them. Our Board believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics, the ability to read and understand basic financial statements, and being over 21 years of age.
Our Board and the Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, our Board and the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
Candidates for director nominees are reviewed in the context of the current composition of our Board and the competencies of the individual members, the current and future operating requirements of the Company and the long-term interests of stockholders, with the objective of having a balanced and effective Board that reflects a variety of characteristics, perspectives, skills and professional experience. The Nominating and Corporate Governance Committee’s review and periodic assessments of the characteristics, perspectives, skills and professional experience it seeks in our Board as a whole, and in individual directors, in connection with its review of our Board’s composition, enables it to assess the effectiveness of its goal of achieving a balanced and effective Board with diversity. Our Board considers diversity (including diversity of gender, ethnic background and country of origin), age, skills and other factors that it deems appropriate to maintain a balance of knowledge, experience, and capability on our Board.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviewed these directors’ service to the Company, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair the directors’ independence, as well as the overall composition of our Board and the desire to add new skill sets, expertise and diversity to the Company. In the case of all director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.
The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board by majority vote.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Interested parties wishing to communicate with our Board or with individual members of our Board may do so by writing to the Board or to the particular members of the Board, and mailing the correspondence to BTRS Holdings Inc., Attn: Aimie Killeen, Chief Legal Officer and Secretary, 1009 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648. Our Chief Legal Officer, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairman of the Board.

CODE OF BUSINESS CONDUCT AND ETHICS
Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at https://investors.billtrust.com/corporate-governance/governance-overview. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above.
CORPORATE GOVERNANCE GUIDELINES
As part of our Board’s commitment to enhancing stockholder value over the long term, our Board has adopted a set of Corporate Governance Guidelines to provide the framework for the governance of the Company and to assist our Board in the exercise of its responsibilities. Our Corporate Governance Guidelines cover, among other topics, Board composition and structure, Board membership criteria including diversity, Board leadership, director independence, Board and Board committee assessments, committees of the Board, Board access to management and outside advisors, director orientation and education and management succession planning. The full text of our Corporate Governance Guidelines is posted on the Corporate Governance portion of our website at https://investors.billtrust.com/corporate-governance/governance-overview.
PROHIBITION ON HEDGING AND PLEDGING
Our insider trading policy prohibits our employees, including officers, and directors from pledging or engaging in hedging or similar transactions in our securities, including but not limited to prepaid variable forwards, equity swaps, margin accounts, collars, exchange funds, puts, calls and short sales.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our directors who serve as a member of our Compensation Committee is, or has at any time during the past year been, an executive officer or employee of Legacy Billtrust or the Company following the Business Combination. None of our executive officers currently serve, or has served during fiscal year ended December 31, 2021, on the compensation committee or board of directors of any other entity that has one or more executive officers that serves as a member of our Board or our Compensation Committee.
ENVIRONMENTAL, SOCIAL AND CORPORATE GOVERNANCE (ESG)
We are committed to growing in alignment with our values. For over 20 years, we have offered automated and digital solutions that enable businesses to reduce inefficiencies and waste, minimizing the environmental impact of payments processes. In 2021, we took several measures to invest further in our ESG efforts.
We conducted a materiality assessment in 2021 to identify, refine and assess potential ESG issues that we believe are most important to our stakeholders and our business. We conducted the assessment through engagement with key internal and external stakeholders, including, members of our management team and our customers, investors and partners and identified the following priorities: business ethics, data privacy and cybersecurity, diversity & inclusion, employee engagement & wellbeing, energy & green-house gas emission management, and product innovation.
Additionally, we created and staffed a key ESG leadership role, Vice President of Corporate Social Responsibility, with executive oversight to form and implement a comprehensive and long-term ESG strategy. We intend to provide an annual update on our corporate sustainability efforts and align our ESG disclosures with leading reporting frameworks, including the Sustainability Accounting Standards Board. Our management periodically reports to our Board and its committees, as appropriate, on ESG activity, including compliance topics and human capital management policies.
Our People
Our employees are key to our success, and we are committed to attracting, developing, and retaining the best talent. In 2021, we invested further in our programs focused on employee engagement, professional development, remote working, and diversity, equity and inclusion.

Our longstanding corporate values are at the center of our culture: Customer Commitment, Family First, Listen Actively, Unique Individuals, Fiscally Responsible, Results Matter, Open Mindedness, Accountability & Ownership, and Invincibility. Every year we recognize team members that practice and promote our values in their actions and performance with our annual Founder’s Award and Culture Champions programs, which include special rewards including vacation packages, gift cards and other perks.
We have been named among New Jersey’s 2021 Best Places to Work by NJBIZ, a leading business journal, in acknowledgement of our positive work environment that celebrates the unique contributions of team members and connects employees at all levels with opportunities to grow. Employee feedback is crucial to how we measure our success. We conduct regular employee Net Promoter Score surveys to continually measure employee engagement and better understand and identify additional ways to support our workforce.
In addition, we seek to foster an inclusive work environment where each individual can bring their unique self, which helps drive innovation and enables us to better serve our customers. In 2021, we increased female representation at management levels to 31%. Our Employee Resource Groups are integral to fostering inclusion and belonging in our global workplace.
Our Communities
We are committed to growing our philanthropic presence across the communities in which we operate and throughout the world. In 2021, we established a Corporate Social Responsibility (“CSR”) function to advance our sustainable business practices and drive social impact in our communities through activities including partnerships with non-profit organizations, company-sponsored volunteer time-off and other employee volunteering initiatives, and corporate and matching grants. In 2021, 100% of our senior executives took part in CSR programming. We intend to release an update in 2022 outlining our progress on key corporate sustainability practices and company-sponsored social impact programs.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
BDO USA, LLP (“BDO”) currently serves as our independent registered public accounting firm. After consideration of the firm’s qualifications and past performance, our Audit Committee has selected, and our Board ratified the selection of, BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2022. During our fiscal year ended December 31, 2021, BDO served as our independent registered public accounting firm.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as our independent registered public accounting firm. However, our Board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and our Board will reconsider whether or not to retain BDO. Even if the selection is ratified, our Audit Committee and our Board, in their discretion, may direct the selection of different independent auditors at any time during our fiscal year if they determine that such a change would be in the best interests of the Company and its stockholders.
Representatives of BDO will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As previously disclosed, in connection with the closing of the Business Combination, Marcum LLP (“Marcum”) was dismissed as our independent registered accounting firm with effect on March 24, 2021 following the completion of our audit for the year ended December 31, 2020, which consisted of pre-Business Combination accounts of the Company.
Marcum’s report on the consolidated financial statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period February 28, 2019 (inception) through December 31, 2019 of the Company did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope, or accounting principles.
During the fiscal periods ended December 31, 2020 and 2019, and the subsequent interim period through March 24, 2021, the effective date of Marcum’s dismissal, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the Company and Marcum on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Marcum’s satisfaction, would have caused Marcum to make reference thereto in its reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
On January 12, 2021, the Board approved the engagement of BDO as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. BDO served as the independent registered public accounting firm of Legacy Billtrust prior to the Business Combination. During the period from February 28, 2019 (inception) through December 31, 2020, and the subsequent interim period preceding the engagement of BDO, neither the Company nor anyone on its behalf has previously consulted with BDO regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (as described in Items 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K, respectively).
We previously provided Marcum with a copy of the disclosures regarding the dismissal reproduced in this Proxy Statement and received a letter from Marcum addressed to the SEC stating that they agree with the above statements. This letter was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on March 30, 2021.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As described above, BDO was appointed as our independent registered accounting firm in January 2021, upon the dismissal of Marcum. BDO had audited the financial statements of Legacy Billtrust since 2015.
The following tables present the aggregate fees billed by BDO and Marcum to us (including Legacy Billtrust, in the case of BDO) for the years ended December 31, 2021 and 2020.
BDO
	Year Ended December 31, (in thousands)
	2021	2020
Audit Fees(1)	$1,358	$1,253
Audit-Related Fees(2)	172	224
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,530	$1,477
(1)
Audit Fees include fees for services performed to comply with the standards established by the Public Company Accounting Oversight Board, including the audit of our consolidated financial statements. This also includes fees for audits provided in connection with regulatory filings or services that generally only the principal independent auditor reasonably can provide, such as consent and assistance with and review of our SEC filings and interim procedures. For the year ended December 31, 2020, the amount includes $0.9 million for audit fees billed for the annual audits of Legacy Billtrust’s financial statements included in the Registration Statement on Form S-4 for the each of the three years ended December 31, 2019, consents and review of other documents filed with the SEC.

(2)
Audit-Related Fees include fees billed for assurance and related services that are reasonably related to performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Marcum
	Year Ended December 31, (in thousands)
	2021	2020
Audit Fees(1)	$18	$92
Audit-Related Fees	—	—
Tax Fees(2)	7	7
All Other Fees	—	—
Total Fees	$25	$99
(1)
Audit Fees include fees billed for professional services rendered for the audit of our year-end consolidated financial statements and services that are normally provided in connection with regulatory filings. This also includes fees for interim procedures and audit fees, as well as attendance at audit committee meetings.

(2)	Tax Fees include corporate tax return preparation services.
All fees incurred subsequent to the closing of the Business Combination in January 2021 were pre-approved by our Audit Committee.

Pre-Approval Procedures
Our Audit Committee has procedures in place for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, BDO. Our Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by BDO is compatible with maintaining the principal accountant’s independence
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF BDO AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2022.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
MEMBERS OF THE AUDIT COMMITTEE
Lawrence Irving, Chair
Charles B. Bernicker
Juli Spottiswood
The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on a non-binding advisory basis, our executive compensation as disclosed in this Proxy Statement in accordance with SEC rules. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers (“NEOs”) with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the 2021 compensation of our NEOs.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Our Board and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
Accordingly, our Board is asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the Company’s executive compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.
Because the vote is advisory, it is not binding on the Company or our Board. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to our management and our Board and, accordingly, our Board and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding our executive compensation program.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL NO. 4
NON-BINDING ADVISORY VOTE ON FREQUENCY OF FUTURE EXECUTIVE COMPENSATION
ADVISORY VOTES
The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on our executive compensation as disclosed in our proxy statement. Accordingly, our Board is requesting stockholders to indicate whether they would prefer a non-binding advisory vote every year, every two years or every three years. For the reasons described below, our Board recommends that our stockholders select a frequency of one year.
After careful consideration, our Board has determined that future non-binding advisory votes on our executive compensation that occur every year is most appropriate for our Company, and our Board recommends that you vote for a one-year interval for future non-binding advisory votes on executive compensation.
The Board believes that an annual non-binding advisory vote on our executive compensation will allow our stockholders to provide us with their input on our compensation philosophy, policies and practices as disclosed in the proxy statement on a timely basis. Additionally, an annual non-binding advisory vote on our executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.
Our Board and our Compensation Committee value the opinions of our stockholders on this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, our Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on our Board or the Company, our Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on our executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or our Board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” WITH RESPECT
TO THE FREQUENCY OF FUTURE NON-BINDING ADVISORY STOCKHOLDER VOTES TO
APPROVE THE COMPANY’S EXECUTIVE COMPENSATION. STOCKHOLDERS ARE NOT VOTING
TO APPROVE OR DISAPPROVE THIS RECOMMENDATION.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of April 22, 2022. Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers.
Name	Age	Position(s)
Flint A. Lane	55	Chief Executive Officer and Chairman of the Board
Steven Pinado	54	President
Mark Shifke	62	Chief Financial Officer
Joseph Eng	54	Chief Information Officer
Jeanne O’Connor	52	Chief Talent Officer
Aimie Killeen	43	Chief Legal Officer and Secretary
Below are the biographies of our current executive officers, other than Mr. Lane, whose biography appears above under “Proposal No. 1 – Election of Directors.”
Steven Pinado. Mr. Pinado has served as our President since January 2021 and prior to this served as the President of Legacy Billtrust since March 2018. Mr. Pinado has served as a member of the board of directors of Encompass+Orchestra Software, a private business management software company, since April 2020. Prior to joining Legacy Billtrust, Mr. Pinado served as Group CEO at Jonas Software, a provider of enterprise management software solutions to a broad range of industries, from September 2013 to March 2018. As Group CEO at Jonas Software, Mr. Pinado oversaw all North American business units and acquisition activity in the payments, fitness, recreation, camp, membership management, association management and IP licensing technology categories. Mr. Pinado holds a B.A. in Finance from Morehouse College and an MBA from the Tuck School of Business at Dartmouth.
Mark Shifke. Mr. Shifke has served as our Chief Financial Officer since January 2021 and prior to this served as the Chief Financial Officer of Legacy Billtrust since February 2020. Prior to joining Legacy Billtrust, Mr. Shifke held various executive leadership positions at Green Dot Corporation from June 2011 to December 2019, most recently serving as Chief Financial Officer from May 2015 to December 2019 and SVP Corporate Strategy, M&A from June 2011 to December 2019. Previously, Mr. Shifke was a Managing Director at J.P. Morgan Chase from 2007 to 2011. Mr. Shifke holds a B.A. in Political Science and Government from Tulane University, a J.D. from Tulane University Law School and an LL.M. in Taxation from New York University School of Law.
Joe Eng. Mr. Eng has served as our Chief Information Officer since January 2021 and prior to this served as the Chief Information Officer of Legacy Billtrust since February 2020. Mr. Eng also serves as Senior Advisor at Sixth Street Partners, a global investment firm. Prior to joining Billtrust, Mr. Eng served as Chief Information Officer at TravelClick, Inc. from July 2013 to June 2019 and as EVP - Chief Information Officer at JetBlue Airways from March 2008 to September 2011. Mr. Eng holds a B.A. in Computer Science from Rutgers University and a M.S. in Computer Science from New York University.
Jeanne O’Connor. Ms. O’Connor has served as our Chief Talent Officer since January 2021 and prior to this held various leadership positions at Legacy Billtrust from January 2011 to January 2021, most recently serving as Legacy Billtrust’s Senior Vice President, Human Resources. Prior to joining Legacy Billtrust, Ms. O'Connor served as Human Resources Manager at Lumeta Corporation from May 2006 to January 2011 and as a human resources consultant at Flarion Technologies from 2004 to 2006 and at ITXC Corporation from 2000 to 2004, respectively. Ms. O’Connor was also a senior compensation consultant at Prudential Financial (formerly Prudential Healthcare) from 1997 to 2000. Ms. O’Connor holds a B.S. in Business Management and a B.A. in Psychology, each from Montclair State University.
Aimie Killeen. Ms. Killeen has served as our Chief Legal Officer and Secretary since January 2022 and prior to this served as Executive Vice President, General Counsel and Company Secretary at Cardtronics plc from March 2017 to October 2021. Previously, Ms. Killeen served as General Counsel for Directcash Payments Inc. from March 2013 until its acquisition by Cardtronics plc in March 2017. Prior to Directcash Payments Inc., Ms. Killeen had been in private practice at an international law firm. Ms. Killeen holds a Bachelor of Business and a Bachelor of Laws from the University of Technology, Sydney, Australia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our Common Stock as of March 31, 2022 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.
Applicable percentages are based on 159,954,910 shares of Common Stock outstanding on March 31, 2022. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include such securities issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 30, 2022, which is 60 days after March 31, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and their business address is c/o BTRS Holdings Inc., 1009 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648.
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Directors and Named Executive Officers:
Flint A. Lane(1)	26,497,619	16.5%
Steven Pinado(2)	2,007,789	1.2%
Mark Shifke(3)	1,087,116	*
Joe Eng(4)	1,027,644	*
Jeanne O’Connor(5)	321,403	*
Charles B. Bernicker(6)	384,522	*
Clare Hart(7)	99,769	*
Robert Farrell(8)	320,263	*
Lawrence Irving(9)	320,263	*
Matt Harris	—	—
John W. Murray	—	—
Juli Spottiswood(10)	36,746	*
All current executive officers and directors as a group (13 persons)(11)	32,103,134	19.4%
Five Percent Holders:
Entities affiliated with Bain Capital Venture Investors, LLC(12)	28,367,064	17.7%
Riverwood Capital(13)	14,245,740	8.9%
Senvest Management, LLC(14)	9,537,730	6.0%
The Vanguard Group(15)	9,012,044	5.6%
*	Less than 1%
(1)
Consists of (i) 17,894,947 shares of Common Stock, (ii) 7,839,466 shares of Common Stock held by Flint Lane 2009 Grantor Retained Annuity Trust and (iii) 763,206 shares of Common Stock issuable pursuant to options.

(2)	Consists of (i) 104,951 shares of Common Stock and (ii) 1,902,838 shares of Common Stock issuable pursuant to options.
(3)	Consists of (i) 84,903 shares of Common Stock and (ii) 1,002,213 shares of Common Stock issuable pursuant to options.
(4)	Consists of (i) 201,728 shares of Common Stock and (ii) 47,938 shares of Common Stock held by Pamela L. Eng Trust and (iii) 777,978 shares of Common Stock issuable pursuant to options.
(5)	Consists of (i) 20,546 shares of Common Stock and (ii) 300,857 shares of Common Stock issuable pursuant to options.
(6)	Gives effect to pro rata distribution from a limited liability company of which Mr. Bernicker is a member.
(7)	Consists of (i) 28,492 shares of Common Stock and (ii) 71,277 shares of Common Stock issuable pursuant to options.
(8)	Consists of (i) 41,174 shares of Common Stock and (ii) 279,089 shares of Common Stock issuable pursuant to options.
(9)	Consists of (i) 41,174 shares of Common Stock and (ii) 279,089 shares of Common Stock issuable pursuant to options.
(10)	Consists of (i) 22,290 shares of Common Stock and (ii) 14,456 shares of Common Stock issuable pursuant to options.

(11)	Consists of shares of Common Stock beneficially owned by all current executive officers and directors as a group.
(12)
This information is based solely on a Schedule 13D/A filed with the SEC on July 8, 2021. Consists of (i) 25,706,922 shares of Common Stock held by Bain Capital Venture Fund 2012, L.P. (“Venture Fund 2012”), (ii) 2,510,636 shares of Common Stock held by BCIP Venture Associates (“BCIPV”) and (iii) 149,506 shares of Common Stock held by BCIP Venture Associates – B (“BCIPVB” and, together with Venture Fund 2012 and BCIPV, the “Bain Capital Venture Entities”). Bain Capital Venture Investors, LLC (“BCVI”), the Executive Committee of which consists of Enrique Salem and Ajay Agarwal, is the ultimate general partner of Venture Fund 2012 and governs the investment strategy and decision-making processes with respect to investments held by BCIPV and BCIPVB. By virtue of the relationships described in this footnote, each of BCVI and Messrs. Salem and Agarwal may be deemed to share voting and dispositive power over the shares held by the Bain Capital Venture Entities. The principal business address of the Bain Capital Venture Entities is 200 Clarendon Street, Boston, MA 02116.

(13)
This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2022. Consists of (i) 2,954,508 shares of Common Stock held by Riverwood Capital Partners II (Parallel – B) L.P (“RCP Parallel – B”) and (ii) 11,291,232 shares of Common Stock held by Riverwood Capital Partners II L.P. (“RCP”). Riverwood Capital II L.P. (“Riverwood LP”) is the sole general partner of each of RCP and RCP Parallel-B (the “Riverwood Funds”). The general partner of Riverwood LP is Riverwood Capital GP II Ltd. (“Riverwood GP”). Riverwood LP and Riverwood GP may be deemed to have voting and dispositive power over, and be deemed to be indirect beneficial owners of the shares held by the Riverwood Funds. All investment decisions with respect to the shares held by the Riverwood Funds are made by a majority vote of an investment committee comprised of several members. All voting decisions over the shares held by the Riverwood Funds are made by a majority vote of Riverwood GP’s multiple shareholders. No natural person controls investment or voting decisions with respect to the common stock beneficially owned by Riverwood Capital. The principal business address of Riverwood Capital is 70 Willow Road, Suite 100 Menlo Park CA 94025.

(14)
This information is based solely on a Schedule 13G filed with the SEC on January 25, 2022. The reported shares are held in the account of Senvest Master Fund, LP and Senvest Technology Partners Master Fund, LP (collectively, the “Investment Vehicles”). Senvest Management, LLC may be deemed to beneficially own the securities held by the Investment Vehicles by virtue of Senvest Management, LLC’s position as investment manager of the Investment Vehicles. Richard Mashaal may be deemed to beneficially own the securities held by the Investment Vehicles by virtue of Mr. Mashaal’s status as the managing member of Senvest Management, LLC. Such holders report shared voting and dispositive power with respect to all shares of Common Stock. The principal business address of Senvest Management, LLC and Mr. Mashaal is 540 Madison Avenue, 32nd Floor, New York, NY 10022.

(15)
This information is based solely on a Schedule 13G filed with the SEC on February 9, 2022. The Vanguard Group reported shared voting power with respect to 128,923 shares of Common Stock, sole dispositive power with respect to 8,834,750 shares of Common Stock and shared dispositive power with respect to 177,294 shares of Common Stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This CD&A explains our executive compensation program for our NEOs listed below. This CD&A also describes the Compensation Committee’s process for making compensation decisions and the rationale for specific decisions related to the fiscal year ended December 31, 2021.
Name	Position
Flint A. Lane	Chief Executive Officer and Chairman of the Board
Steven Pinado	President
Mark Shifke	Chief Financial Officer
Joe Eng	Chief Information Officer
Jeanne O’Connor	Chief Talent Officer
Executive Summary
We are a leading provider of cloud-based software and integrated payment processing solutions that simplify and automate business-to-business (“B2B”) commerce. For businesses around the world, there is a high degree of cost, risk, and complexity in timely receiving cash and recognizing revenue; we solve these problems by addressing both sides of the payment equation, delivering an order-to-cash platform that spans credit-to-cash application and collection, integrated with an open network connecting the B2B payments ecosystem. Our solution is at the forefront of the ongoing digital transformation of accounts receivable (“AR”), providing mission-critical solutions that span credit decisioning and monitoring, online ordering, invoicing, cash application, and collections. Our Business Payments Network (“BPN”) connects B2B buyers and sellers to a community of banks, FinTechs, and card brands. We automate payments from digital lockbox to final posting in enterprise resource planning (“ERP”), bridging receivables with buyers’ payment processes so sellers can manage cash flow more strategically and make it easier for customers to do business with them.
As of December 31, 2021, over 2,400 enterprise and middle-market customers use or are being onboarded to our platform to help them manage their AR operations and process payments. We have customers across diversified industry verticals, including technology, healthcare, industrial, wholesale distribution, consumer packaged goods, and others. Our customers include many of the largest Fortune 500 companies, as well as high-growth Fortune 1,000 and middle-market businesses. Generally, our customers are in high-bill volume industries with complex billing needs, including those with a diverse customer base, multiple distribution channels, and numerous product SKUs. Our technology, distribution, and support can be configured to the specific billing and payment needs of customers in each of these verticals.
On January 12, 2021, we announced the completion of our Business Combination. We believe that the Business Combination and being a public company better positions us to better serve our customers and offers significant capital flexibility for continued growth, both organic and inorganic, to continue our journey.
2021 Business Highlights
Our strong results in fiscal 2021 were driven by outperformance in our core software and payments segment and the favorable secular trend of AR digitization. In 2021, we also made significant financial and operational progress, establishing a strategic European presence with our acquisition of iController, a leading B2B provider of intelligent solutions for collections management. Our BPN showed strong continued growth in 2021 (BPN Total Payment Volume growth of 99% year-over-year) and strategic progress, and we have now signed 4 of the top 5 U.S. bank issuers as BPN processing partners. Following are key financial highlights for 2021:
•	Net revenue* increased 21.2% year-over-year to $131.6 million, up from $108.6 million in 2020.
•	Adjusted gross profit* increased 26.1% year-over-year to $96.2 million, compared to $76.3 million in 2020.
•	Adjusted gross margin* expanded by 280 basis points to 73.1%, versus 70.3% for the same period in 2020.

•
Adjusted EBITDA* was $(13.7) million, compared to $(2.2) million in 2020, due to higher operating expenses from increased investments in sales, marketing, research and development, and increased public company costs.

*
For a discussion of these non-GAAP measures and reconciliation to the most directly comparable GAAP financial measures, please refer to the section titled “Non-GAAP Financial Measures” beginning on page 46 in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K.

2021 Compensation Highlights
Our executive compensation program has three primary elements: base salary, annual incentives, and long-term equity incentives. Each of these compensation elements serve a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable stockholder value creation. Based on our performance and consistent with the design of our compensation program, the Compensation Committee made the following executive compensation decisions for fiscal year 2021 in our first year of being a publicly-traded company:
•	Base Salaries. For 2021, the Compensation Committee approved merit-based salary increases for the NEOs, other than Mr. Lane who did not receive a base salary increase for 2021.
•	Annual Incentives. Based on our financial performance in 2021, the funding of the 2021 Incentive Compensation Plan was set at 150% of each NEO’s applicable bonus target.
•
Long-Term Equity Incentives. On January 12, 2021, the Board approved equity awards across its workforce to recognize and reward the completion of the Business Combination. The 2021 equity awards to our NEOs were granted using 100% stock options.

Best Compensation Practices & Policies
We also believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our stockholders and executives:
What We Do		What We Don’t Do
✔	Emphasize variable pay over fixed pay, with a significant portion tied to our financial results and stock performance	✘	No tax gross-ups other than for qualified relocation expenses
✔	Maintain a clawback policy for performance-based compensation	✘	No option or stock appreciation rights granted below fair market value
✔	Maintain anti-hedging and anti-pledging policies	✘	No supplemental executive retirement plans or pension plans
✔	Provide for “double-trigger” equity award vesting and severance benefits upon a change in control	✘	No significant perquisites
✔	Retain an independent compensation consultant reporting directly to the Compensation Committee	✘	No guaranteed incentive payments
✔	Maintain employment agreements with the NEOs providing for specific terms of employment or severance benefits	✘	No excessive risk-taking in our compensation programs
Stockholder Say-on-Pay Vote
During the fiscal year ending December 31, 2021, we became a “large accelerated filer” pursuant to SEC rules and exited the “emerging growth company” status as defined in the Jumpstart Our Business Startups Act. As such, our stockholders will have their first opportunity to cast a non-binding advisory vote to approve our executive compensation at the Annual Meeting. In the future, we intend to consider the outcome of such say-on-pay votes when making compensation decisions regarding our NEOs. Following the vote at the Annual Meeting, and depending on the outcome of Proposal No. 4 (regarding the frequency of future say-on-pay votes), our next say-on-pay vote is expected to occur at our 2023 annual meeting of stockholders.

WHAT GUIDES OUR PROGRAM
Executive Compensation Philosophy and Objectives
Our executive compensation philosophy is driven by the following guiding principles that underpin the critical connections between performance, long-term value creation, talent management, compensation governance and our cultural values:
•
Competitively Positioned: Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we employ the best people to lead our success. With the assistance of an independent compensation consultant, the Compensation Committee evaluates the compensation for each executive officer’s current position against the compensation data from peer companies, as described below. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels for executive officers. The Compensation Committee does not tie specific compensation elements or total compensation to any specific percentile relative to peer companies or the broader U.S. market. Instead, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data but also factors such as our overall business, and individual performance, scope of responsibility, critical needs and skill sets, leadership potential, company constraints, succession planning, and other internal factors.

•
Performance-Driven and Stockholder-Aligned: A meaningful portion of total compensation should be variable and linked to the achievement of specific short- and long-term performance objectives and designed to drive stockholder value creation.

•	Responsibly Governed: Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.
•
Attract, Motivate, and Retain Highly Qualified Executives: The Compensation Committee believes that the compensation for our executive officers should be designed to attract, motivate, and retain highly qualified executive officers responsible for our success and should be determined within a framework that rewards performance and aligns the interests of the NEOs with the interests of our stockholders.

Elements of Pay: Total Direct Compensation
Our executive compensation philosophy is supported by the following key elements of pay:
Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual strategic objectives that contribute to the creation of stockholder value
Long-Term Incentives	Equity (Variable)	Incentivize executives to execute on longer-term financial goals that drive the creation of stockholder value and support the Company’s retention strategy

Pay Mix
The executive compensation program uses a mix of fixed and variable pay, with an emphasis on variable pay. The program is calibrated to strike a meaningful balance between achieving strong short-term annual results and ensuring long-term viability and success. Accordingly, the mix of incentives is reviewed and determined regularly by the Compensation Committee based on the short- and long-term objectives of the business. The charts below show the target annual total direct compensation for our CEO and our other NEOs for fiscal year 2021 consisting of each NEO’s annual base salary, target annual incentive, and the grant date fair value of stock options granted to the NEO in fiscal year 2021. These charts show that a majority of executive compensation is variable (94% for our CEO and averaging 92% variable for our other NEOs).

Executive Compensation Decision-Making Process
The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent compensation consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are set forth in its charter, which may be accessed on our website at https://investors.billtrust.com/corporate-governance/governance-overview. The Compensation Committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO whose compensation is determined by the independent members of the Board based upon the recommendations of the Compensation Committee.
The Role of Management. Members of our management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. Only the Compensation Committee members are allowed to vote on decisions regarding NEO compensation. The CEO reviews his recommendations for the compensation of other executives (non-NEO) with the Compensation Committee, providing management input, transparency, and oversight. Decisions on non-NEO pay are made by the CEO. The CEO is not present and does not participate in the deliberations of the Compensation Committee regarding his own compensation. Independent members of the Board make all final determinations regarding CEO compensation, based upon the recommendations of the Compensation Committee.
The Role of the Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its charter, the Compensation Committee has hired Pearl Meyer as its independent compensation consultant. Pearl Meyer reports directly to the Compensation Committee and does not provide any additional services to management. The Compensation Committee has conducted an independence assessment of Pearl Meyer in accordance with SEC rules and has determined that Pearl Meyer does not have any conflict of interest relating to the work it is performing for the Compensation Committee.

The Role of Peer Group Companies. The Compensation Committee’s objective is to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. For purposes of setting 2021 compensation levels, in conjunction with the recommendation of Pearl Meyer, the Compensation Committee took into account publicly available data for a group of peer companies (the “2021 Compensation Peer Group”) listed below along with industry-specific survey data where appropriate. Selection criteria for determining and reviewing the 2021 Compensation Peer Group, used to establish the competitive market for the NEOs, generally include:
•	Industry: Companies within the “Software and Services” industry group.
•	Size: Companies with revenues ranging from approximately 0.3x – 2.5x our revenues (~$50 million - $375 million).
•	Business Model: Companies with a similar business model that are involved with payment/transaction processing, financial technology, and/or software-as-a-service.
The 2021 Compensation Peer Group analysis for purposes of establishing 2021 compensation resulted in the selection of the following companies:
Agilysys, Inc.	i3 Verticals, Inc.
American Software, Inc.	International Money Express, Inc.
Asure Software, Inc.	Mitek Systems, Inc.
Benefitfocus, Inc.	Model N, Inc.
Big Commerce Holdings, Inc.	Net Element, Inc.
Bill.com Holdings, Inc.	Phreesia, Inc.
Cass Information Systems, Inc.	Repay Holdings Corporation
ChannelAdvisor Corporation	Zuora, Inc.
The Compensation Committee used the data from the 2021 Peer Group companies to determine appropriate base salary increases and equity grants to award to NEOs. This market data is not the sole determinant in setting pay levels for our NEOs. Actual pay levels can be above or below the targeted levels depending on factors such as experience, individual or company performance, tenure, employee potential, unique skills, criticality of the position to the Company, and other factors. In general, the Compensation Committee desires to balance general internal and external equity and can exercise discretion to deviate when necessary to recruit employees or retain the right talent.
2021 EXECUTIVE COMPENSATION PROGRAM
Base Salary
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract, motivate and retain executive leadership talent. In making base salary decisions, the Compensation Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Compensation Committee takes into account several factors such as competitive market data, individual performance, experience, tenure, internal equity, and employee potential. For 2021, the Compensation Committee approved merit-based salary increases for the NEOs, other than Mr. Lane who did not receive a base salary increase for 2021, as follows:
Name	2020	2021	% Adjustment
Flint A. Lane	$400,000	$400,000	0%
Steven Pinado	$350,000	$355,000	1.43%
Mark Shifke	$325,000	$330,000	1.54%
Joe Eng	$300,000	$305,000	1.67%
Jeanne O’Connor	$250,000	$255,000	2.00%

Annual Cash Incentives
Our 2021 Incentive Compensation Plan is designed to motivate and reward our executives for achievements relative to our goals and expectations for each fiscal year. The 2021 Incentive Compensation Plan provided our NEOs the opportunity to earn a performance-based annual cash bonus. Actual payouts depend on the achievement of pre-determined financial performance objectives and can range from 0% to 150% of target award amounts. Target annual bonus opportunities are expressed as a percentage of base salary and were established according to the NEO’s level of responsibility and ability to impact overall results. Material considerations in determining annual cash bonuses include the overall performance of the Company, the level of achievement of the corporate objectives for the year and the executive’s handling of unplanned events and opportunities. The Compensation Committee considers the CEO’s input with respect to our performance against our established corporate objectives. Based on these factors and the judgment of our Compensation Committee, we approved the bonuses in the table below for our NEOs for the fiscal year ended December 31, 2021. Target award opportunities, defined as a percentage of each NEO’s base salary, for 2021 were as follows:
Name	2021 Base Salary	Bonus Target (% of Base Salary)(1)	Bonus at Target ($)
Flint A. Lane	$400,000	62.5%	$250,000
Steven Pinado	$355,000	54.93%	$195,000
Mark Shifke	$330,000	51.52%	$170,000
Joe Eng	$305,000	50%	$152,500
Jeanne O’Connor	$255,000	47.06%	$120,000
(1)	Rounded to the nearest hundredth.
2021 Financial Performance Metrics, Weightings and Results. In 2021, we used net revenue and adjusted gross margin as the financial performance metrics in the 2021 Incentive Compensation Plan because we believe it is important to focus on top-line growth, as well as profitability. Revenue ensures we are delivering an appropriate level of top-line growth, while adjusted gross margin keeps us focused on efficient delivery and execution, allowing us to drive long-term stockholder value creation. The chart below shows the 2021 financial performance goals, as well as actual results.
Payout Level	% of Target	2021 Performance Metrics and Levels
		Net Revenue(1) (70% Weighting)	Adjusted Gross Margin(2) (30% Weighting)
Maximum	150%	$130 M	72%
Target	100%	$127 M	71%
Threshold	50%	$124 M	70%
Actual Results(3)		$131.6 M	73.1%
		150% of Target	150% of Target
Funded Amount		150% of Target
(1)	Net Revenue, a non-GAAP measure, is defined as total revenues less reimbursable costs revenue.
(2)
Adjusted Gross Margin, a non-GAAP measure, is defined as total revenues less total cost of revenues, excluding depreciation and amortization, plus stock-based compensation expense included in total cost of revenues (or Adjusted Gross Profit (non-GAAP)), divided by total revenues less reimbursable costs revenue (or Net Revenue (non-GAAP)).

(3)
The actual percent of target achieved is calculated based on straight-line interpolation between incremental goal levels established between threshold and target and target and maximum, excluding the impact of the acquisition of iController in October 2021.

2021 Incentive Compensation Plan Payouts. Based on the above financial performance results, the funding of the 2021 Incentive Compensation Plan was set at 150% of each NEO’s applicable bonus target. The following table lists the actual payout earned by the NEOs in 2021 (and paid in 2022):
Name	Bonus Target (% of Base Salary)(1)	Bonus Target ($)	Actual Payout ($)
Flint A. Lane	62.5%	$250,000	$375,000
Steven Pinado	54.93%	$195,000	$292,500
Mark Shifke	51.52%	$170,000	$255,000
Joe Eng	50%	$152,500	$228,750
Jeanne O’Connor	47.06%	$120,000	$180,000
(1)	Rounded to the nearest hundredth.
Long-Term Equity Incentives
On January 12, 2021, the Board approved equity awards across its workforce to recognize and reward the successful completion of the Business Combination. The 2021 equity awards to our NEOs were granted using 100% stock options and sized based on internal equity, employee potential and equity grant history. Stock options are intended to align the interests of award recipients with those of stockholders, since options deliver value only if our stock price appreciates after they are granted. Currently, all of these option awards are underwater.
The 2021 awards for each NEO were as follows:
Name	2021 Equity Awards: Stock Options
	Shares (#)	Grant Date Fair Value(1) ($)
Flint A. Lane	1,000,000	$6,530,000
Steven Pinado	750,000	$4,897,500
Mark Shifke	750,000	$4,897,500
Joe Eng	375,000	$2,448,750
Jeanne O’Connor	375,000	$2,448,750
(1)	Individual award amounts were calculated based on Black-Scholes values.
The stock options vest over a four-year period, with 12.5% of shares subject to each stock option vesting every six months following the date of grant, expire on the tenth anniversary of the grant date, and have an exercise price of $16.80 per share. Continued vesting of the stock options is subject to the NEO’s continued employment through each vesting date.
Following the closing of the Business Combination, our NEOs had contingent rights to receive shares of Common Stock in respect of their vested stock options held at the time of the Business Combination (“Earnout Shares”) and restricted stock units in respect of their unvested stock options held at the time of the Business Combination (“Earnout RSUs”), in either case, if the average closing price of our Common Stock exceeded certain thresholds prior to the fifth anniversary of the closing of the Business Combination. The first issuance of Earnout Shares and Earnout RSUs was based on the volume-weighted average price of Common Stock exceeding $12.50 for any 20 trading days within any 30-trading day period (the “First Earnout”). The second issuance of Earnout Shares and Earnout RSUs was based on the volume weighted average price of Common Stock exceeding $15.00 for any 20 trading days within any 30-trading day period (the “Second Earnout”). After the closing of the Business Combination, the First Earnout and the Second Earnout were achieved, and as a result, the Earnout Shares and Earnout RSUs were granted on March 24, 2021. The Earnout RSUs are subject to the same vesting terms and conditions as the underlying unvested stock options and are not replacement awards.
As we continue to evolve as a business, we recognize that the structure of our legacy equity awards is more representative of private companies and must now evolve with the transition of our business strategy. The Compensation Committee continuously evaluates its approach to long-term equity incentive compensation and is committed to putting forth a program that aligns the interests of our executives and stockholders each year.

At the end of fiscal year 2021, the Compensation Committee transitioned from stock options to time-based restricted stock units (“RSUs”) as the sole equity vehicle for new hire, discretionary, and annual awards. The decision to shift to time-based RSUs was in response to changing market trends, to enhance employee retention and to continue to incentivize employees. The Compensation Committee believes the time-based RSUs will better align the interests of the employees and the Company’s shareholders. Time-based RSUs awarded to the NEOs vest annually over a three-year period. When determining the size of each equity award, the Compensation Committee considers several factors such as competitive market data, individual performance, internal equity, and employee potential. Under special circumstances, the Compensation Committee may grant additional equity awards to the NEOs for retention or in recognition of outstanding performance.
ADDITIONAL EXECUTIVE COMPENSATION PRACTICES, POLICIES & GUDIELINES
Compensation Recovery (“Clawback”) Policy
As part of our ongoing efforts to maintain the highest levels of good governance, we have adopted an Executive Officer Compensation Recoupment Policy which applies to all individuals who are or were Section 16 executive officers at the time they received certain incentive compensation (including cash bonuses and equity based on financial performance) from the Company. The policy provides that in the event of a restatement of financial results due to material non-compliance by the Company with any financial reporting requirement under federal securities law, the Compensation Committee may require that all incentive-based compensation received by the executive officer during the three fiscal years preceding the restatement be recouped to the extent that the amount of incentive compensation actually paid is greater than the amount of incentive compensation that would have been paid based on the restated results. The policy is intended to comply with applicable federal law, including but not limited to, any final rules promulgated under Section 954 of the Dodd-Frank Act.
Anti-Hedging & Pledging Policies
Our insider trading policy prohibits our employees, including officers and directors, from pledging or engaging in hedging or similar transactions in our securities, including but not limited to prepaid variable forwards, equity swaps, collars, exchange funds, puts, calls and short sales.
Other Personal Benefits and Perquisites
Our NEOs are eligible to participate in our employee benefit plans, including medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. We pay the premiums for the life, long-term disability, accidental death and dismemberment insurance, for all employees, including our NEOs. We generally do not provide perquisites or personal benefits.
401(k) Plan and Employee Stock Purchase Plan
We maintain a 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees, including our NEOs, are able to defer eligible compensation up to certain limits in the Code, which are updated annually. We have the ability to make matching and discretionary contributions to eligible participants under the 401(k) plan. We, from January 14, 2021 to December 31, 2021, and Legacy Billtrust, from January 1, 2021 to January 13, 2021, made matching contributions to each participant’s 401(k) account in an amount equal to 50% of the participant’s contributions, up to 6% of the participant’s eligible compensation. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax-exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to participants until withdrawn or distributed from the 401(k) plan.
Similarly, our NEOs may participate in our Employee Stock Purchase Plan (the “ESPP”), along with our other employees. Pursuant to the ESPP, all eligible employees, including our NEOs, may allocate up to 15% of the employee’s earnings (as defined in the ESPP) for that year to purchase our Class 1 common stock at up to a 15% discount to the market price, subject to specified limits.
Impact of Tax and Accounting
We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, the compensation costs associated with such grants are reviewed, as required by FASB ASC Topic 718.

Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a publicly-held company may deduct in any tax year on compensation paid to each “covered employee,” which includes our NEOs. While the Compensation Committee considers tax deductibility as one of many factors in determining executive compensation, the Compensation Committee will award or modify compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not tax-deductible by us.
Compensation Risk Assessment
We believe that a majority of an executive’s total compensation should be variable “at-risk” compensation that is tied to the Company’s financial performance. However, because performance-based incentives play a large role in our compensation program, we strive to ensure that incentives do not result in actions that may conflict with the long-term best interests of the Company and our stockholders. Therefore, the Compensation Committee periodically evaluates all of our plans and policies (applicable to executives and employees below the executive level) for attributes that could result in excessive risk-taking.
We concluded that our programs and policies do not encourage excessive risk-taking because: (a) the salary component of our program is a fixed amount; (b) the majority of the average compensation paid to our executive officers is delivered in the form of equity ownership, which aligns the interest of our executives with those of our stockholders; and (c) the annual cash-based incentive plan and long-term incentive plans are designed with risk-mitigating characteristics such as (i) maximum award payouts based on the attainment of various and continually evolving Company financial objectives which diversify risks associated with a single indicator of performance, (ii) our equity-based incentives encourage a longer-term focus through multi-year vesting periods, (iii) our risk-mitigating policies in place such as clawbacks and insider trading policies and hedging prohibitions, and (iv) review and approval of final awards and quarterly updates by the Compensation Committee (and the independent members of the Board in the case of the CEO), which is composed entirely of independent directors who have discretion under our plans to approve, modify, or eliminate any award earned.

EXECUTIVE COMPENSATION TABLES
2021 Summary Compensation Table
The following table sets forth information regarding the compensation of our NEOs for the fiscal years ended December 31, 2021, 2020 and 2019.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Flint A. Lane Chief Executive Officer	2021	$400,000	0	$1,115,621(4)	$6,530,000(5)	$375,000	$8,000	$8,428,621
	2020	$400,000	$37,500(6)	0	0	$212,500	$8,250	$658,250
	2019	$397,917	0	0	0	$225,000	$8,297	$631,214
Steven Pinado President	2021	$354,375	0	$2,756,926(4)	$4,897,500(5)	$292,500	$3,623	$8,304,923
	2020	$350,000	$26,250(6)	0	$18,332	$148,750	0	$543,332
	2019	$334,167	0	0	0	$150,000	$6,337	$490,504
Mark Shifke Chief Financial Officer	2021	$322,604	0	$2,644,742(4)	$4,897,500(5)	$255,000	0	$8,119,846
	2020(7)	$234,981	$20,152(6)	0	$2,279,989	$114,198	0	$2,649,320
Joe Eng Chief Information Officer	2021(8)	$298,125	0	$2,088,184(4)	$2,448,750(5)	$228,750	$7,851	$5,071,660
Jeanne O’Connor Chief Talent Officer	2021(8)	$254,375	0	$590,850(4)	$2,448,750(5)	$180,000	$5,406	$3,479,381
(1)
The amounts reflect the grant date fair value for awards granted during the year indicated. The grant date fair value was computed in accordance with ASC 718, Compensation-Stock Compensation. The assumptions used in the valuation of these awards are set forth in Note 7 to our financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)
The amount reported represents the portion of the named executive officer’s annual performance bonus that was attributable to achievement of our pre-established performance goals. For more information, see “Executive Compensation Discussion and Analysis — 2021 Executive Compensation Program — Annual Cash Incentives.”

(3)	The amount reported consists of 401(k) matching contributions.
(4)	Represents Earnout awards received in connection with the Business Combination. Includes Earnout Shares received upon achievement of specific stock price hurdles and Earnout RSUs.
(5)	Stock option awards were granted upon the successful completion of the Business Combination.
(6)	The amount reported represents the portion of the named executive officer’s 2020 annual performance bonus that was not attributable to achievement of our pre-established performance goals.
(7)	Mr. Shifke commenced employment as of February 2020.
(8)	Not a Named Executive Officer in 2020 or 2019.

2021 Grants of Plan-Based Awards Table
The following table sets forth certain information regarding all grants of plan-based awards for our NEOs during the fiscal year ended December 31, 2021.
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold	Target	Maximum
Flint A. Lane		$125,000	$250,000	$375,000
	1/12/2021(2)					970,240	$16.80	$6,335,667
	1/12/2021(2)					29,760	$16.80	$194,333
	3/24/2021(3)				70,808			$1,043,002
	3/24/2021(4)				4,930			$72,619
Steven Pinado		$97,500	$195,000	$292,500
	1/12/2021(2)					728,565	$16.80	$4,757,529
	1/12/2021(2)					21,435	$16.80	$139,971
	3/24/2021(3)				113,060			$1,665,374
	3/24/2021(4)				74,104			$1,091,552
Mark Shifke		$85,000	$170,000	$255,000
	1/12/2021(2)					744,048	$16.80	$4,858,633
	1/12/2021(2)					5,952	$16.80	$38,867
	3/24/2021(3)				41,928			$617,599
	3/24/2021(4)				137,620			$2,027,143
Joe Eng		$76,250	$152,500	$228,750
	1/12/2021(2)					369,048	$16.80	$2,409,883
	1/12/2021(2)					5,952	$16.80	$38,867
	3/24/2021(3)				18,182			$267,821
	3/24/2021(4)				123,582			$1,820,363
Jeanne O’Connor		$60,000	$120,000	$180,000
	1/12/2021(2)					368,483	$16.80	$2,406,194
	1/12/2021(2)					6,517	$16.80	$42,556
	3/24/2021(3)				14,218			$209,431
	3/24/2021(4)				25,894			$381,419
(1)
Reflects threshold, target and maximum awards under our annual incentive plan. For information about the actual payouts under the annual incentive plan, see “Executive Compensation Discussion and Analysis — 2021 Executive Compensation Program — Annual Cash Incentives” and the “2021 Summary Compensation Table.”

(2)	Awards granted upon the successful completion of the Business Combination.
(3)
Represents Earnout Shares received in connection with the Business Combination. Shares were received upon achievement of specific stock price hurdles. Billtrust's closing share price equaled or exceeded $12.50 and $15.00 for 20 trading days within a consecutive 30-trading day period.

(4)	Represents Earnout RSUs received in connection with the Business Combination. Earnout RSUs are subject to time-based vesting schedules.
(5)	Exercise or base price represents the market closing stock price on the date of award.
(6)
The amounts reflect the grant date fair value for awards granted during the year indicated. The grant date fair value was computed in accordance with ASC 718, Compensation-Stock Compensation. The assumptions used in the valuation of these awards are set forth in Note 7 to our financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth certain information regarding outstanding equity awards for our NEOs as of December 31, 2021.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested(7)
Flint A. Lane	5/1/2013	180,706	—	$0.49	4/30/2023
	2/1/2015	62,647	—	$1.27	1/31/2025
	1/31/2017	89,146	—	$1.88	1/30/2027
	5/15/2017	361,413	—	$1.93	5/14/2027
	1/12/2021	119,048	851,192(1)	$16.80	1/11/2031
	1/12/2021	5,952	23,808(1)	16.80	1/11/2031
Steven Pinado	3/28/2018	1,397,766	199,680(1)	$2.15	3/27/2028
	3/28/2018	151,790	21,685(1)	$2.15	3/27/2028
	9/10/2020	14,817	4,952(2)	$2.19	5/11/2030
	1/12/2021	93,348	635,217(1)	$16.80	1/11/2031
	1/12/2021	402	21,033(1)	$16.80	1/11/2031
	3/24/2021					24,702(3)	$193,170
Mark Shifke	2/5/2020	480,911	787,847(1)	$3.42	2/4/2030
	2/5/2020	40,843	81,839(1)	$3.42	2/4/2030
	5/12/2020	27,539	9,180(2)	$2.19	5/11/2030
	6/19/2020	81,317	135,530(1)	$2.19	6/18/2030
	1/12/2021	93,750	650,298(1)	$16.80	1/11/2031
	1/12/2021	—	5,952(1)	$16.80	1/11/2031
	3/24/2021					110,716(4)	$865,799
Joe Eng	5/12/2020	408,051	662,485(1)	$2.19	5/11/2030
	5/12/2020	65,903	128,507(1)	$2.19	5/11/2030
	5/12/2020	25,421	8,479(2)	$2.19	5/11/2030
	1/12/2021	46,875	322,173(1)	$16.80	1/11/2031
	1/12/2021	—	5,952(1)	$16.80	1/11/2031
	3/24/2021					87,216(5)	$682,029
Jeanne O’Connor	5/1/2013	36,141	—	$0.49	4/30/2023
	5/1/2014	36,141	—	$0.71	4/30/2024
	5/11/2017	18,070	—	$1.93	5/10/2027
	11/2/2017	36,141	—	$2.10	11/1/2027
	5/12/2020	27,105	45,177(1)	$2.19	5/11/2030
	8/1/2020	37,796	75,649(1)	$3.25	7/31/2030
	8/1/2020	7,379	59,882(1)	$3.25	7/31/2030
	9/10/2020	4,575	1,532(2)	$2.19	5/11/2030
	1/12/2021	46,493	321,990(1)	$16.80	1/11/2031
	1/12/2021	382	6,135(1)	$16.80	1/11/2031
	3/24/2021					19,591(6)	$153,202
(1)
The options are subject to a four-year vesting schedule, with 12.5% of the shares subject to each stock option vesting every six months following the date of grant, subject to continued employment through each vesting date.

(2)
The options are subject to a two-year vesting schedule, with 25.0% of the shares subject to each stock option vesting every six months following the date of grant, subject to continued employment through each vesting date.

(3)
The Earnout RSUs vest as to (i) 1,620 of the shares in 3 equal semi-annual installments beginning on May 12, 2021, and (ii) 72,484 of the shares in 3 equal semi-annual installments beginning on March 28, 2021, subject to continuous service through each vesting date.

(4)
The Earnout RSUs vest as to (i) 113,904 of the shares in 6 equal semi-annual installments beginning on August 5, 2021, (ii) 3,006 of the shares in 3 equal semi-annual installments beginning on May 12, 2021, and (iii) 20,710 of the shares in 7 equal semi-annual installments beginning on June 19, 2021 in each case subject to continuous service through each vesting date.

(5)
The Earnout RSUs vest as to (i) 120,806 of the shares in 7 equal semi-annual installments beginning on May 12, 2021, and (ii) 2,776 of the shares in 3 equal semi-annual installments beginning on May 12, 2021, subject to continuous service through each vesting date.

(6)
The Earnout RSUs vest as to (i) 246 of the shares on May 11, 2021, (ii) 986 of the shares in 4 equal semi-annual installments beginning on May 2, 2021, (iii) 7,404 of the shares in 7 equal semi-annual installments beginning on May 12, 2021, and (iv) 17,258 of the shares in 5 semi-annual installments beginning on August 1, 2021, subject to continuous service through each vesting date.

(7)	The market value reflects the number of shares/units that have not vested multiplied by the closing stock price on December 31, 2021 of $7.82
2021 Options Exercised and Stock Vested Table
The following table sets forth certain information regarding the exercise of stock options and vesting of RSUs by the NEOs during the fiscal year ended December 31, 2021.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Flint A. Lane	—	—	75,738	$1,303,517
Steven Pinado	72,280	$942,531	162,462	$2,591,526
Mark Shifke	—	—	68,832	$1,053,090
Joe Eng	—	—	54,548	$706,756
Jeanne O’Connor	10,951	$109,487	20,521	$321,823
EMPLOYMENT, SEVERANCE, AND CHANGE IN CONTROL AGREEMENTS
Employment and Separation Agreements
Below are descriptions of the employment and separation agreements with our NEOs. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our NEOs, please see “— Potential Payments Upon Termination or Change in Control” below.
Mr. Lane. In August 2014, Legacy Billtrust entered into an employment agreement with Mr. Lane. This agreement was amended in May 2017 and October 2020, and governs the current terms of Mr. Lane’s employment with us. Pursuant to his employment agreement, Mr. Lane was initially entitled to an annual base salary of $315,000, which was most recently increased to $400,000 in February 2019, and he was initially eligible to receive an annual target bonus of $150,000, which was most recently increased to $250,000 in October 2020, payable based on the achievement of performance goals as established by the Compensation Committee. Mr. Lane is also entitled to certain severance benefits, the terms of which are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Lane is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs. Mr. Lane’s employment is at-will.
Mr. Pinado. In March 2018, Legacy Billtrust entered into an employment agreement with Mr. Pinado. This agreement was amended in October 2020 and governs the current terms of Mr. Pinado’s employment with us. Pursuant to his employment agreement, Mr. Pinado was initially entitled to an annual base salary of $325,000, which was most recently increased to $375,000 in February 2022, and he was initially eligible to receive an annual target bonus of $150,000, which was increased to $195,000 in February 2021, payable based on the achievement of performance goals as established by the Compensation Committee. Mr. Pinado is also entitled to certain severance benefits, the terms of which are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Pinado is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs. Mr. Pinado’s employment is at-will.
Mr. Shifke. In March 2020, Legacy Billtrust entered into an employment agreement with Mr. Shifke. This agreement governs the current terms of Mr. Shifke’s employment with us. Pursuant to his employment agreement, Mr. Shifke was initially entitled to an annual base salary of $325,000, which was most recently increased to $330,000 in February 2021, and he was initially eligible to receive an annual target bonus of $150,000, which was increased to $170,000 in February 2021, payable based on the achievement of performance goals as established by the Compensation Committee. Mr. Shifke is also entitled to certain severance benefits, the terms of which are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Shifke is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs. Mr. Shifke’s employment is at will.
Mr. Eng. In February 2020, Legacy Billtrust entered into an employment agreement with Mr. Eng. This agreement governs the current terms of Mr. Eng’s employment with us. Pursuant to his employment agreement, Mr. Eng was initially entitled to an annual base salary of $300,000, which was increased to $305,000 in February 2021, and was initially eligible to receive an annual target bonus of $150,000, which was increased to $152,500 in February 2021, payable based on the achievement of performance goals as established by the Compensation Committee. Mr. Eng is also entitled to certain severance benefits, the terms of which are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Eng is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs. Mr. Eng’s employment is at-will.
Ms. O’Connor. Pursuant to her employment arrangement with us, Ms. O’Connor was entitled to an annual base salary of $250,000 in 2020 upon her promotion to Chief Talent Officer, which was most recently increased to $255,000 in February 2021, and was eligible to receive an annual target bonus of $100,000, which was increased to $120,000 in February 2021, payable based on the achievement of performance goals as established by the Compensation Committee. Ms. O’Connor is also entitled to certain severance benefits, the terms of which are described below under “— Potential Payments Upon Termination or Change in Control.” Ms. O’Connor is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs. Ms. O’Connor’s employment is at-will.
Potential Payments Upon Termination or Change in Control
The following table presents information concerning estimated payments and benefits that would be provided in certain circumstances for each of our NEOs serving as of the end of the fiscal year ending December 31, 2021. Unless otherwise stated, the payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of our fiscal year ending December 31, 2021, using the closing market price per share of our Common Stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.
We have entered into certain arrangements or agreements with each of our NEOs that provide our NEOs with severance protections. The employment arrangements or agreements provide that the NEOs will be eligible for severance benefits in certain circumstances following a termination of employment by the Company without “cause” or resignation by the NEO for “good reason,” (each, as defined in the NEO’s employment agreement or applicable arrangement, and referred to herein as a “qualifying termination”), whether or not in connection with a change in control.
Messrs. Lane, Pinado, Shifke, and Eng
Under the employment agreements with each of Messrs. Lane, Pinado, Shifke, and Eng, if the NEO experiences a qualifying termination absent a “change in control” (as defined in the NEO’s employment agreement), then the executive will be entitled to receive the following severance payments and benefits:
•	in the case of each of Messrs. Pinado, Shifke, and Eng, continued payment of base salary for six months, and for Mr. Lane, continued payment of base salary for 12 months;
•	the cost of COBRA continuation coverage for all health plans and programs for six months; and
•
immediate vesting of all unvested options that otherwise would have vested during such six-month severance period following the qualifying termination (or, with respect to Mr. Shifke, if such qualifying termination occurs after nine months of the commencement date of Mr. Shifke’s employment, all unvested options that would have vested during the 12-month period following such qualifying termination will immediately vest), with any then-vested stock options remaining exercisable through the earlier of 12 months following the qualifying termination date and the expiration date set forth in the applicable award agreement.

However, if such qualifying termination occurs within three months prior to or 12 months following a change in control, the executive instead will be entitled to receive the following severance payments and benefits:
•	in the case of each of Messrs. Pinado, Shifke, and Eng, continued payment of base salary for 12 months, and for Mr. Lane, continued payment of base salary for 24 months;
•	the cost of COBRA continuation coverage for all health plans and programs for 12 months; and
•
immediate vesting, on the later of (i) the date of such qualifying termination or (ii) the effective date of the change in control, of all outstanding options that otherwise would have vested during the 24-month period following such qualifying termination (or, with respect to Mr. Shifke, all unvested options) (with any then-vested options remaining exercisable through the earlier of 12 months following such date and the expiration date set forth in the applicable award agreement).

In addition, if the NEO’s employment is terminated, regardless of a change in control, by the Company without cause, or by the executive for good reason, then the NEO will be entitled to receive: (i) any portion of the target annual bonus that is based on the achievement of individual interim or year-end objectives that have been met at the time of the qualifying termination, regardless of whether such termination occurs before the end of the applicable year and the actual calculation of such bonus for such year, (ii) any portion of the target annual bonus that is based on subjective performance will be paid in accordance with our applicable bonus policy, and (iii) a pro-rata portion of the target annual bonus that is based on achievement of corporate performance objectives, with such proration determined based on the number of days during the year of such termination that the executive worked and with the applicable corporate performance determined based on actual achievement for such year.
The severance payments and benefits described above are subject to the executive’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary confidentiality and non-solicitation requirements.
Pursuant to each NEO’s employment agreement, if the NEO’s employment is terminated due to death or “disability” (as defined in the NEO’s employment agreement), the NEO or the NEO’s estate will be entitled to the cost of COBRA continuation coverage for all health plans and programs that the NEO or the NEO’s covered dependents participated in immediately prior to the NEO’s termination, for up to 12 months following the NEO’s termination, and immediate vesting of all unvested options that otherwise would have vested during the 12-month period following the NEO’s termination. In addition, in the event of termination due to death, NEO’s estate will be entitled to continued payment of his base salary for 12 months following his death.
Ms. O’Connor
Pursuant to our Executive Severance Plan Including in the Event of a Change of Control, which is applicable to Ms. O’Connor, if Ms. O’Connor’s employment is terminated by us involuntarily, and subject to her delivery to us of a general release of claims, Ms. O’Connor will be entitled to (i) continued payment of her base salary for six months after her termination date, (ii) a pro-rata portion of any bonus payable to her for the year in which her termination occurs, with such proration determined based on the number of days during such year that Ms. O’Connor worked and with the applicable corporate performance determined based on actual achievement, and (iii) the cost of COBRA continuation coverage for all health plans and programs that Ms. O’Connor or her covered dependents participated in immediately prior to her termination for up to six months following her termination date. In addition, in the event that Ms. O’Connor’s employment is terminated by us involuntarily prior to the period beginning three months prior to a change of control and ending on the first anniversary of such change in control (such period, a “change in control period”), and subject to her delivery to us of a general release of claims, Ms. O’Connor will be entitled to the vesting of all unvested equity awards that otherwise would have vested during such six-month period following Ms. O’Connor’s termination. In the event that Ms. O’Connor’s employment is terminated by us involuntarily during a change in control period, and subject to her delivery to us of a general release of claims, Ms. O’Connor will be entitled to the vesting of all unvested equity awards that otherwise would have vested during such 12-month period following Ms. O’Connor’s termination.

The following table shows for the fiscal year ended December 31, 2021 certain information regarding the potential payments upon termination or change in control for our NEOs.
Name	Cash Payment ($)	Benefit Continuation ($)	Bonus ($)	Value of Accelerated Equity Awards ($)		Total ($)
				Restricted Stock Units	Unvested Stock Options
Flint A. Lane
Qualifying Termination (without cause or for good reason)	$400,000	$15,865	$375,000	$0	$0	$790,865
Qualifying Termination (without cause or for good reason) in Connection with a Change of Control	$800,000	$31,731	$375,000	$0	$0	$1,206,731
Disability	$0	$31,731	$375,000	$0	$0	$406,731
Death	$400,000	$31,731	$375,000	$0	$0	$806,731
Steven Pinado
Qualifying Termination (without cause or for good reason)	$177,500	$15,908	$292,500	$193,170	$1,283,019	$1,962,097
Qualifying Termination (without cause or for good reason) in Connection with a Change of Control	$355,000	$31,817	$292,500	$193,170	$1,283,019	$2,155,505
Disability	$0	$31,817	$292,500	$193,170	$1,283,019	$1,800,505
Death	$355,000	$31,817	$292,500	$193,170	$1,283,019	$2,155,505
Mark Shifke
Qualifying Termination (without cause or for good reason)	$165,000	$18,161	$255,000	$351,016	$1,887,411	$2,676,588
Qualifying Termination (without cause or for good reason) in Connection with a Change of Control	$330,000	$36,322	$255,000	$865,799	$4,641,336	$6,128,457
Disability	$0	$36,322	$255,000	$351,016	$1,887,411	$2,529,749
Death	$330,000	$36,322	$255,000	$351,016	$1,887,411	$2,859,749
Joe Eng
Qualifying Termination (without cause or for good reason)	$152,500	$15,711	$228,750	$142,199	$937,935	$1,477,096
Qualifying Termination (without cause or for good reason) in Connection with a Change of Control	$305,000	$31,423	$228,750	$547,072	$3,606,291	$4,718,535
Disability	$0	$31,423	$228,750	$277,156	$1,827,014	$2,364,343
Death	$305,000	$31,423	$228,750	$277,156	$1,827,014	$2,669,343
Jeanne O’Connor
Involuntary Termination	$127,500	$9,182	$180,000	$37,192	$162,719	$516,593
Involuntary Termination Prior to a Change of Control	$127,500	$9,182	$180,000	$37,192	$162,719	$516,593
Involuntary Termination Following a Change of Control	$127,500	$9,182	$180,000	$74,392	$316,814	$707,887

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act and the related SEC rule, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:
For fiscal year ended December 31, 2021:
•	the median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $135,869; and
•	the annual total compensation of our Chief Executive Officer, as reported in the “2021 Summary Compensation Table” included in this Proxy Statement, was $8,428,621.
•	Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our employees was 62:1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:
•
Selection of Determination Date. We determined that, as of December 31, 2021, our employee population consisted of approximately 687 employees globally. This population included all of our full-time and part-time employees. In order to simplify the determination of the median employee and as permitted by SEC rules, we excluded 34 non-U.S. employees (approximately 5.0% of our total workforce) located in two countries (30 employees in Belgium and 4 employees in Netherlands).

•
Identification of Median Employee. To identify the “median employee” from our employee population, we reviewed the 2021 W-2 taxable compensation, or equivalent, of our employees. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars. We annualized compensation for employees hired during 2021. We did not make any cost-of-living adjustments.

•
Calculation of Annual Total Compensation. Once we identified our median employee, we combined all the elements of such employee’s compensation for fiscal year ended December 31, 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $135,869.

For our Chief Executive Officer’s annual total compensation, we used the amount reported in the “Total” column of the “2021 Summary Compensation Table” included in this Proxy Statement.
The pay ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as the SEC explained when it adopted these rules, in considering the pay-ratio disclosure, stockholders should keep in mind that the rules were not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather were designed to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee has reviewed and discussed with management the CD&A contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
MEMBERS OF THE COMPENSATION COMMITTEE
Robert Farrell, Chair
Charles B. Bernicker
Clare Hart
The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The Board will review director compensation periodically to ensure that director compensation remains competitive and we are able to recruit and retain qualified directors. We have developed a board of directors compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.
Concurrent with the closing of the Business Combination, the Board adopted a director compensation policy for non-employee directors (excluding Matt Harris) to be effective upon the closing of the Business Combination. Each eligible director will receive an annual cash retainer of $30,000 for serving on our Board. The chairperson of the audit committee of the Board will be entitled an additional annual cash retainer of $15,000 and the chairperson of each of the compensation, nominating and corporate governance, and risk management committees of the Board will be entitled an additional annual cash retainer of $7,500. All annual cash fees are vested upon payment.
In addition, each eligible director (other than Charles B. Bernicker) will be granted on the first business day of each fiscal quarter a number of RSUs equal to $25,000 (or, in the case of the fiscal quarter ended June 30, 2021, $50,000) divided by the closing price of the Common Stock on the date of grant, with all such RSUs vesting on the date of grant.
Following the closing of the Business Combination, Clare Hart, Robert Farrell, Lawrence Irving, and Juli Spottiswood had the contingent right to receive Earnout Shares if the average closing price of our Common Stock exceeded certain thresholds prior to the fifth anniversary of the closing of the Business Combination. The First Earnout was based on the volume-weighted average price of our Common Stock exceeding $12.50 for any 20 trading days within any 30-trading day period. The Second Earnout was based on the volume weighted average price of our Common Stock exceeding $15.00 for any 20 trading days within any 30-trading day period. After the closing of the Business Combination, the First Earnout and the Second Earnout were achieved, and the Earnout Shares were granted on March 24, 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Charles B. Bernicker	$37,500	0	$37,500
Clare Hart	$37,500	$214,588	$252,088
Robert Farrell	$37,500	$548,694	$586,194
Lawrence Irving	$45,000	$548,649	$593,694
Matt Harris	0	0	0
John W. Murray(3)	—	—	—
Juli Spottiswood	$30,000	$123,233	$153,233
(1)
The amounts reported in this column represent the aggregate grant date fair value of awards computed in accordance with ASC Topic 718. Includes quarterly equity grants with a total grant date fair value of $99,989 plus Earnout Shares received in connection with the South Mountain and Billtrust business combination. Earnout Shares were received upon achievement of specific stock price hurdles. Billtrust's closing share price equaled or exceeded $12.50 and $15.00 for 20 trading days within a consecutive 30-trading day period.

(2)
As of December 31, 2021, the following non-employee directors held options to purchase the following number of shares of our Common Stock: Mr. Bernicker zero shares; Ms. Hart, 71,277 shares; Mr. Farrell, 279,089 shares; Mr. Irving, 279,089 shares; Mr. Harris zero shares; and Ms. Spottiswood, 14,456 shares.

(3)	Mr. Murray was appointed to our Board in April 2022.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
AGREEMENTS RELATED TO THE BCA

Stockholder Support Agreements
Concurrently with the execution of the BCA, certain stockholders of Legacy Billtrust executed support agreements with South Mountain, pursuant to which, among other things, such persons agreed (a) to support the adoption of the BCA and the approval of the Business Combination, subject to certain customary conditions, and (b) not to transfer any of their Subject Shares (as defined in such agreements) (or enter into any arrangement with respect thereto), subject to certain customary conditions.
Non-Redemption Agreement
Concurrently with the execution of the BCA, a stockholder of South Mountain entered into a non-redemption agreement with South Mountain and Legacy Billtrust, pursuant to which, among other things, such stockholder owning in the aggregate 2,227,500 shares of South Mountain Class A Common Stock agreed not to elect to redeem or tender or submit for redemption any shares held by such stockholder.
Share and Warrant Cancellation Agreement
Concurrently with the execution of the BCA, South Mountain and Legacy Billtrust entered into a Share and Warrant Cancellation Agreement (the “Share and Warrant Cancellation Agreement”) with South Mountain LLC (the “Sponsor”), which provides that immediately prior to, and contingent upon, the consummation of the closing of the Business Combination (the “Cancellation Effective Time”), (i) the Sponsor would forfeit 4,166,667 warrants to purchase shares of South Mountain Class A Common Stock sold in a private placement to the Sponsor that occurred simultaneously with the completion of the IPO (the “Private Placement Warrants”) held by the Sponsor prior to the Closing, which were automatically cancelled by South Mountain upon the Cancellation Effective Time, (ii) 2,787,833 Private Placement Warrants held by the Sponsor prior to the Cancellation Effective Time were automatically transferred by the Sponsor to South Mountain for cancellation in exchange for newly issued shares of South Mountain Class A Common Stock, at an exchange ratio of one Private Placement Warrant for 0.1793508 of a share of South Mountain Class A Common Stock (such total rounded to the nearest whole share), resulting in the transfer of all 2,787,833 Private Placement Warrants by the Sponsor to South Mountain for cancellation in exchange for 500,000 shares of South Mountain Class A Common Stock, subject to certain vesting conditions set forth in the Share and Warrant Cancellation Agreement, (iii) the Sponsor would forfeit at least 1,250,000 shares of South Mountain Class B Common Stock (as defined below) held by the Sponsor prior to the Cancellation Effective Time, which were automatically cancelled by South Mountain upon the Cancellation Effective Time, (iv) an aggregate of 3,125,000 of the shares of South Mountain Class B Common Stock would vest immediately following Closing and (v) the remainder of the Sponsor’s shares of South Mountain Class B Common Stock (or shares of South Mountain Class A Common Stock issued or issuable upon conversion thereof) not otherwise forfeited pursuant to the Share and Warrant Cancellation Agreement shall, at the Cancellation Effective Time, immediately become unvested and subject to the vesting and forfeiture provisions set forth in the Share and Warrant Cancellation Agreement, whereby half of such shares will vest if the stock price level is greater than or equal to $12.50 per share and half of such shares will vest if the stock price level is greater than or equal to $15.00 per share, in each case over 20 of 30 trading days within five years of Closing, subject to equitable adjustment to reflect any subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction with respect to the Common Stock. In addition, the shares subject to the $12.50 share price milestone or the $15.00 share price milestone will accelerate vesting upon certain acceleration events, including a change of control of our company in which the value of the consideration to be received by holders of our Common Stock and Class 2 Common Stock in such change of control event is at least $12.50 per share, or $15.00 per share, respectively. Any shares subject to vesting pursuant to the Share and Warrant Cancellation Agreement will be forfeited to the extent such shares remain unvested following the five-year anniversary of the Closing. The aforementioned shares vested earlier in 2021. In addition, pursuant to the Share and Warrant Cancellation Agreement, the Sponsor had agreed to vote its South Mountain Class B Common Stock in favor of the Business Combination and related proposals.
A&R Registration Rights Agreement
Concurrently with the execution of the BCA, South Mountain, the Sponsor, Legacy Billtrust and certain significant stockholders of Legacy Billtrust and South Mountain entered into a registration rights agreement, dated October 18, 2020 (the “Registration Rights Agreement”). The Registration Rights Agreement became effective upon the consummation of the Business Combination. Under the Registration Rights Agreement, stockholders party to the Registration Rights Agreement may request to sell all or any portion of their registrable securities in an underwritten offering up to two times. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.
Confidentiality and Lock-Up Agreement
Concurrently with the execution of the BCA, certain Legacy Billtrust stockholders, including all Legacy Billtrust senior officers and directors continuing with us and their affiliates that hold Legacy Billtrust securities, entered into the Confidentiality and Lockup Agreements. Pursuant to the Confidentiality and Lockup Agreements, such stockholders have agreed that they would not, during the period beginning at the effective time of the Business Combination and continuing to and including the date that is one hundred eighty (180) days after the Closing Date, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, or any interest in any of the foregoing (in each case, subject to certain exceptions set forth in the Confidentiality and Lockup Agreements). The Confidentiality and Lockup Agreements became effective upon the consummation of the Business Combination. The lock-up has since expired.
SOUTH MOUNTAIN RELATED AGREEMENTS

Class B Common Stock
In April 2019, the Sponsor purchased 5,750,000 shares of South Mountain Class B common stock, par value $0.0001 per share (“South Mountain Class B Common Stock”) for an aggregate price of $25,000. On June 19, 2019, South Mountain effected a 1.125-for-1 stock split of South Mountain Class B Common Stock. As a result, the Sponsor held 6,468,750 South Mountain Class B Common Stock, of which up to 218,750 shares were subject to forfeiture following the underwriter’s election to partially exercise its over-allotment option in the IPO, so that the Sponsor would own, on an as-converted basis, 20% of South Mountain’s issued and outstanding shares after the IPO (assuming the Sponsor did not purchase any shares of South Mountain Class A Common Stock in the IPO). The underwriter’s election to exercise the remaining over-allotment option expired unexercised on August 5, 2019 and, as a result, 218,750 shares of South Mountain Class B Common Stock were forfeited, resulting in 6,250,000 shares of South Mountain Class B Common Stock outstanding as of August 5, 2019. The South Mountain Class B Common Stock automatically converted into South Mountain Class A Common Stock upon the consummation of the Business Combination on a one-for-one basis, subject to adjustments.
The Sponsor agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its South Mountain Class B Common Stock until the earlier to occur of: (i) one year after the completion of a business combination or (ii) the date on which South Mountain completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of South Mountain’s stockholders having the right to exchange their shares of South Mountain Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the South Mountain Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, the South Mountain Class B Common Stock will be released from the lock-up. The lock-up has since expired.
Class C Common Stock
In connection with the Business Combination, up to 9,031,217 newly issued shares of South Mountain Class C Common Stock, par value $0.0001 per share (the “South Maintain Class C Common Stock”), were issued as merger consideration payable to stockholders of Legacy Billtrust. In addition, up to an additional 911,090 shares of South Mountain Class C Common Stock were issuable to shareholders of Legacy Billtrust pursuant to the earnout provisions of the BCA. These shares were issued earlier in 2021. Following the consummation of the Business Combination, all outstanding shares of South Mountain Class C Common Stock were reclassified as shares of Class 2 Common Stock on a one-to-one basis.

LEGACY BILLTRUST RELATED AGREEMENTS

Related Party Commercial Relationship
In June 2015, Legacy Billtrust entered into an ongoing commercial relationship with one of its customers, GlobalTranz, where GlobalTranz purchased certain of Legacy Billtrust’s software solutions, and continues purchasing Billtrust’s software solutions, on an ongoing basis. In July 2021, GlobalTranz combined with Worldwide Express.
Robert Farrell, one of our directors, served as Chairman and Chief Executive Officer of GlobalTranz in 2021 and currently serves as a member of the board of directors of Worldwide Express. Our commercial relationship with GlobalTranz generated revenue of approximately $0.3 million for the year ended December 31, 2021.
Related Party Agreements with AvidXchange
In May 2016, Legacy Billtrust entered into a reseller agreement (the “Reseller Agreement”) with AvidXchange. AvidXchange is a portfolio company of Bain Capital Ventures, LLC, one of our 5% or greater shareholders. Under the terms of the Reseller Agreement, Legacy Billtrust (and subsequent to the Business Combination, Billtrust) would resell AvidXchange’s automated payments services to its customers, paying AvidXchange a fixed amount of the fees generated from such sales and retaining the rest. In December 2020, Legacy Billtrust entered into a referral partner agreement (the “Referral Partner Agreement”) with AvidXchange, superseding and replacing the Reseller Agreement, whereby Legacy Billtrust (and subsequent to the Business Combination, Billtrust) may refer its customers to AvidXchange in exchange for commissions based on AvidXchange services purchased by such customers. We paid expenses relating to the Reseller Agreement/Referral Agreement to AvidXchange of approximately $0.1 million for the year ended December 31, 2021.
In August 2019, Legacy Billtrust entered into a BPN payables provider agreement with AvidXchange. We received approximately $0.2 million in connection with AvidXchange’s participation as a partner in our BPN for the year ended December 31, 2021.
INDEMNIFICATION AGREEMENTS
Our Charter contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Charter and Bylaws also provide our Board with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
RELATED-PERSON TRANSACTIONS POLICY
In January 2021, we adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Board or our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Board or our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Board or our Audit Committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This procedure, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
We have adopted this procedure and may deliver a single copy of the Notice of Internet Availability of Proxy Materials to multiple registered stockholders who share the same address unless we receive contrary instructions from one or more of these stockholders.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to BTRS Holdings Inc., Attn: Aimie Killeen, Chief Legal Officer and Secretary, 1009 Lenox Drive, Suite 101, Lawrenceville, New Jersey 08648, or by telephone at (609) 235-1010 or by email at IR@billtrust.com, and a separate copy will be sent to you promptly.
Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request householding of their communications should contact the bank, broker or other organization that holds their shares.

OTHER MATTERS
Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

/s/ Aimie Killeen

Aimie Killeen
Chief Legal Officer and Secretary
April 22, 2022
A copy of our Annual Report on Form 10-K is available without charge upon written request to BTRS Holdings Inc. at IR@billtrust.com.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 1, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 1, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D82063-P72689 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BTRS HOLDINGS INC.

The Board of Directors recommends you vote FOR all the nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Flint A. Lane
02) Lawrence Irving

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Approval, on an advisory basis, of the preferred frequency of shareholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K, Notice and Proxy Statement are available at www.proxyvote.com.

D82064-P72689

BTRS HOLDINGS INC.
Annual Meeting of Shareholders
June 2, 2022 8:30 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Flint A. Lane, Lawrence Irving, Robert Farrell and Aimie M. Killeen, and each or any of them, as the true and lawful proxies of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of BTRS Holdings Inc. which the undersigned is entitled to vote at the meeting to be held on June 2, 2022 at 8:30 AM Eastern Daylight Time at BTRS Holdings Inc., 1009 Lenox Drive, Suite 101, Lawrenceville, NJ 08648 and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The named proxies cannot vote the shares unless you sign (on the reverse side) and return this card.

Continued and to be signed on reverse side